UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant To Rule 14a-11(c) or Rule 14a-12

SOUTHERN CALIFORNIA EDISON COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

EDISON INTERNATIONAL

AND

SOUTHERN CALIFORNIA EDISON COMPANY

NOTICE OF ANNUAL MEETING

AND

JOINT PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 26, 2012

March 16, 2012

Dear Shareholder:

You are invited to attend the Edison International (“EIX”) and Southern California Edison Company (“SCE”) Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, April 26, 2012, at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776.

The EIX and SCE Notice of Annual Meeting and Joint Proxy Statement discuss the matters to be considered at the Annual Meeting.

You may vote your proxy via the Internet, by telephone, or by mail. Please follow the instructions on the Notice of Internet Availability of proxy materials that you received in the mail (the “Notice”) and/or your proxy card.

If you receive more than one copy of the Notice or more than one proxy card, it means your shares are held in more than one account. You should vote the shares in all of your accounts. Voting by any of the available methods will ensure that you are represented at the Annual Meeting, even if you are not present. Please note that to vote your shares by Internet or telephone, you will need the control number on your Notice or proxy card.

Your vote is important, whether or not you expect to attend the Annual Meeting, and regardless of the number of shares you own. Please take the first opportunity to ensure that your shares are represented at the Annual Meeting. Voting promptly will save us the cost of additional solicitations.

Thank you very much for your continued interest in the business of EIX and SCE.

Sincerely,

Theodore F. Craver, Jr.	Ronald L. Litzinger
Chairman of the Board, President and Chief Executive Officer	President Southern California Edison Company
Edison International

NOTICE OF ANNUAL MEETING

Thursday, April 26, 2012

9:00 a.m., Pacific Time

Hilton Los Angeles/San Gabriel Hotel

225 West Valley Blvd.

San Gabriel, California 91776

Directions to the 2012 Edison International (“EIX”) and Southern California Edison Company (“SCE”) annual meeting are on the last page of the Joint Proxy Statement, which can be viewed at www.edison.com/annualmeeting.

Matters to be acted upon by EIX and SCE shareholders:

1.	Election of 12 Directors to the EIX Board and 13 Directors to the SCE Board. The names of the Director nominees are as follows:

Jagjeet S. Bindra	Bradford M. Freeman	Richard T. Schlosberg, III
Vanessa C.L. Chang	Ronald L. Litzinger*	Thomas C. Sutton
France A. Córdova	Luis G. Nogales	Peter J. Taylor
Theodore F. Craver, Jr.	Ronald L. Olson	Brett White
Charles B. Curtis

*	Ronald L. Litzinger is a Director nominee for the SCE Board only.

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm.

3.	Advisory Vote to Approve the Company’s Executive Compensation.

The EIX and SCE Boards of Directors recommend that you vote “FOR” Items 1 through 3.

Matter to be acted upon by EIX shareholders only:

4.	Shareholder Proposal Regarding an Independent Board Chairman.

The EIX Board of Directors recommends that you vote “AGAINST” Item 4.

EIX and SCE shareholders may also vote on any other matters properly brought before the meeting.

Dated: March 16, 2012

For the Boards of Directors,

BARBARA E. MATHEWS
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary
Edison International
Southern California Edison Company

EDISON INTERNATIONAL

SOUTHERN CALIFORNIA EDISON COMPANY

2244 WALNUT GROVE AVENUE

ROSEMEAD, CALIFORNIA 91770

JOINT PROXY STATEMENT

INTRODUCTION

The EIX and SCE Boards of Directors are soliciting proxies from you for use at the Annual Meeting, or at any adjournment or postponement of the meeting. Proxies allow designated individuals to vote on your behalf at the Annual Meeting. The proxy materials are being mailed or made available to you via the Internet beginning on March 16, 2012.

In this Joint Proxy Statement:

•

Holding shares as a “registered” shareholder or “of record” means your shares are registered in your own name on the Company’s records. Shares held in the Dividend Reinvestment and Direct Stock Purchase Plan account are included.

•

Holding shares in “street name” means your shares are held in a brokerage account or through a trustee, custodian or other third party (referred to as a nominee), and you are considered the beneficial owner of those shares. Your name does not appear on the Company’s records as a shareholder.

•	“401(k) Plan” means the employee benefit plan known as the Edison 401(k) Savings Plan through which participants may hold interests in EIX shares through the EIX Stock Fund.

•	“401(k) Plan shareholders” means participants in the 401(k) Plan who hold interests in EIX shares through the EIX Stock Fund.

•	“Annual Meeting” means both the EIX and SCE annual meetings of shareholders, which are held jointly.

•	“Board” means both the EIX and SCE Boards of Directors, unless otherwise indicated.
•	“Committee” means the applicable Board committee of both EIX and SCE, unless otherwise indicated.

•	“Company” means both EIX and SCE, unless otherwise indicated.

•	“EIX” means Edison International.

•	“EMG” means Edison Mission Group Inc., a wholly-owned subsidiary of EIX, and holding company of Edison Mission Energy (“EME”), an independent power producer.

•	“ERISA” means the Employee Retirement Income Security Act of 1974.

•

“Notice of Internet Availability” or “Notice” means the notice regarding the availability on the Internet of the Company’s proxy materials, which was mailed to most shareholders in lieu of printed copies of the proxy materials, as permitted under Securities and Exchange Commission rules.

•

“Proxy card” means either a proxy card, which you may receive if you are a registered shareholder, or a voting instruction form, which you may receive if you hold shares in street name or are a 401(k) Plan shareholder.

•	“SCE” means Southern California Edison Company.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 26, 2012:

The Joint Proxy Statement and the Company’s 2011 Annual Report are available at www.edison.com/annualmeeting.

PROXY AND VOTING PROCEDURES

What is included in the proxy materials?

The proxy materials include:

•	The Notice of Annual Meeting and Joint Proxy Statement;

•	The EIX and/or SCE 2011 Annual Reports;

•	The proxy card; and

•	The Notice of Internet Availability.

Why did the Company mail a Notice of Internet Availability of proxy materials instead of a printed copy of the materials?

Making the proxy materials available to shareholders via the Internet will save us the cost of printing and mailing documents and will reduce the impact of the Annual Meeting on the environment.

If you received only a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you request it. The Notice includes instructions on how to:

•	Access and review the proxy materials;

•	Submit your proxy via the Internet; and

•	Request a printed copy of proxy materials by mail.

Why did some shareholders receive printed or email copies of the proxy materials?

We are distributing printed copies of the proxy materials to shareholders who have previously requested printed copies. We are providing shareholders who have previously requested electronic delivery of proxy materials with an email containing a link to the website where the materials are available via the Internet.

Who can vote?

All owners of voting stock at the close of business on March 2, 2012 (the record date) are entitled to vote.

On each Item of EIX business, holders of EIX Common Stock are entitled to one vote per share. On each Item of SCE business, holders of SCE Cumulative Preferred Stock are entitled to six votes per share and EIX, as the holder of SCE Common Stock, is entitled to one vote per share. All shares of SCE Common and Cumulative Preferred Stock vote together as one class.

Who can attend the Annual Meeting?

All shareholders on the record date, or their duly appointed proxies, may attend the meeting. All shareholders will be required to pass through a security inspection area and check in at the registration desk at the meeting. The registration desk will open at 8:00 a.m. and meeting room doors will open at 8:30 a.m., Pacific Time. For the privacy of other attendees and to avoid distraction, shareholders will not be permitted to use cameras or recording devices at the meeting.

If you are a registered shareholder or a 401(k) Plan shareholder, we will be able to verify your share ownership from the share register with proper identification. No admission pass is required.

If your shares are held in street name, you will need to bring proper identification and a letter or an account statement from your broker or other nominee reflecting your stock ownership as of the record date.

Individual shareholders may bring one guest to the Annual Meeting. A shareholder that is a corporation, partnership, association or other entity is limited to three authorized representatives at the Annual Meeting.

How do I vote?

Your vote is important. You can save us the expense of additional solicitations by voting promptly. Please follow the instructions described below:

By Internet – Shareholders who received a Notice of Internet Availability may vote via the Internet by following the instructions on the Notice. Shareholders who received a proxy card by mail may vote via the Internet by following the instructions on the proxy card. When voting via the Internet, all shareholders must have available the control number included on their Notice of Internet Availability or proxy card. Under California law, you may transmit a proxy via the Internet.

By Telephone – Registered or 401(k) Plan shareholders may vote by telephone by calling 1-800-560-1965 and following the recorded instructions. Most shareholders who hold their shares in street name may vote by phone by calling the number provided by their broker. When voting by telephone, all shareholders must have available the control number included on their Notice of Internet Availability or proxy card.

By Mail – Shareholders who received a printed copy of these proxy materials may vote by mail by completing, signing, dating and returning their proxy card as indicated.

In Person – Registered shareholders may vote in person by attending the Annual Meeting and completing a ballot distributed at the meeting. Shareholders who hold their shares in street name may vote in person by attending the Annual Meeting only if they have requested and received a legal proxy from their broker or other nominee, and deliver the proxy to the inspector of election before or at the meeting. 401(k) Plan shareholders may not cast votes in person at the Annual Meeting.

What is the deadline to vote and how do I change my vote?

If you are a registered shareholder, the inspector of election will accept your proxy by telephone or via the Internet until 9:00 p.m., Pacific Time, on April 25, 2012, and by mail if it is received by the inspector of election before the polls close at the Annual Meeting. Registered shareholders may change their vote prior to the deadline by writing to the Corporate Secretary at the address above (so that it is received prior to the deadline), voting again by mail, telephone or the Internet, or voting in person at the Annual Meeting.

If you hold shares in street name, most brokers will accept your proxy by telephone or the Internet until 9:00 p.m., Pacific Time, on April 25, 2012, and by mail if it is received by your broker’s designated agent by 9:00 a.m., Pacific Time, on April 26, 2012. Contact your broker or other nominee before the Annual Meeting to determine the actual deadline and whether and how you can change your vote.

If you are a 401(k) Plan shareholder, your proxy must be received by 9:00 p.m., Pacific Time, on April 24,

2012 for the 401(k) Plan trustee to vote your shares. 401(k) Plan shareholders may change their vote at any time prior to this deadline by voting again. The last vote received within this timeframe will be the vote that is counted.

What does it mean if I get more than one Notice of Internet Availability or proxy card?

It indicates that your shares are held in more than one account, such as two brokerage accounts, or you hold both registered and street name shares. You should use the specific control numbers provided on each Notice of Internet Availability or proxy card and vote each Notice or proxy card to ensure that all of your shares are voted.

What shares are covered by the proxy card?

This depends on how you hold your shares, and whether you hold shares in EIX, SCE, or both EIX and SCE.

Registered and 401(k) Plan Shareholders – For EIX registered and 401(k) Plan shareholders, you will receive or have Internet access to a single proxy card that covers all shares of EIX Common Stock in your registered and 401(k) Plan accounts, including fractional shares held in the 401(k) Plan but excluding fractional shares held in the Dividend Reinvestment and Direct Stock Purchase Plan.

For SCE registered shareholders, you will receive or have Internet access to separate proxy cards for each series of preferred stock registered in your name.

If you hold registered shares in both EIX and SCE, you will receive or have Internet access to separate proxy cards for each Company.

Street Name Shareholders – If you hold shares of EIX and/or SCE in street name, you will receive or have Internet access to separate proxy cards from each broker or other nominee.

What happens if I submit my proxy card but do not indicate my voting preference?

The proxies and 401(k) Plan trustee will vote “FOR” election of all nominees for Director (Item 1), “FOR” ratification of the appointment of the independent registered public accounting firm (Item 2), “FOR”

approval of executive compensation (Item 3) and “AGAINST” the shareholder proposal regarding an independent Board Chairman (Item 4, EIX only).

What happens if I submit my proxy card but do not sign or date my card?

Those shares will be treated as unvoted shares on all matters and will not be considered as present and part of the quorum.

What happens if I do not vote?

If you are a registered shareholder, your shares will not be voted.

If you hold your shares in street name, most brokers or other nominees will only have authority to vote your shares on ratification of the appointment of the independent registered public accounting firm (Item 2). With respect to each of the other Items, most brokers or other nominees will not have authority to vote your shares, and the shares will instead be treated as “broker non-votes.”

If you are a 401(k) Plan shareholder, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan shareholders, unless contrary to ERISA.

How many votes do you need to hold the meeting?

A quorum is required for the Company to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast constitutes a quorum. All shares represented by a properly signed proxy will be considered as present and part of the quorum, even if you or your broker or other nominee doesn’t vote or abstains on any or all matters.

As of the record date, EIX had 325,811,206 shares of EIX Common Stock outstanding, 325,798,305 of which are entitled to cast a total of 325,798,305 votes. Therefore, a quorum for EIX is 162,899,153 shares. SCE had 4,800,198 shares of Cumulative Preferred Stock outstanding and entitled to cast a total of 28,801,188 votes, and 434,888,104 shares of SCE Common Stock outstanding and entitled to cast a total of 434,888,104 votes. Voting together as a class, the SCE shareholders have the right to cast a total of 463,689,292 votes. Therefore, a quorum for SCE is 231,844,647 shares.

What vote is required to adopt each Item at the meeting?

A Director nominee will be elected, and a proposal will be approved, if the following two votes are obtained:

•	The affirmative vote of at least a majority of the votes cast on the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will not affect this vote; and

•

The affirmative vote of at least a majority of the votes required to constitute a quorum. Abstentions and broker non-votes are not treated as votes cast and therefore will have the effect of votes cast against the proposal for this vote.

Who will count the votes?

Wells Fargo Bank, N.A., will tabulate the votes and is expected to act as the inspector of election. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan shareholders’ voting instructions are given directly to Wells Fargo. Wells Fargo will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. EIX will not have access to any of the 401(k) Plan shareholders’ voting instructions, and 401(k) Plan voting results are only reported to EIX in the aggregate.

Whom may I call with any questions?

You may call Wells Fargo at 1-800-347-8625 or visit their Internet website at www.shareowneronline.com.

What happens if additional matters are presented at the Annual Meeting?

The Board is not aware of, and does not intend to present, any business to be acted upon at the Annual Meeting other than the Items described in this Joint Proxy Statement. If you submit a proxy and any other matters should properly come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting, the persons named as proxy holders will have the discretionary authority to vote your shares in accordance with their best judgment. Should any of the nominees for election to the Board become unavailable to stand for election as a Director, the proxies will also have the authority to vote for substitute nominees chosen by the Board.

How much will this proxy solicitation cost?

We have retained Georgeson Inc. to assist us with the solicitation of proxies and will pay an aggregate fee of $20,000 (EIX $18,000 and SCE $2,000) plus expenses. This fee does not include the costs of printing and mailing the proxy materials. Some of the Directors, officers and other employees of the Company also may solicit proxies personally, by mail, by telephone or by other electronic means for no additional compensation. We will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and obtaining voting instructions.

What is the deadline to submit shareholder proposals or other business to be included in the proxy materials for next year’s Annual Meeting?

To be considered for inclusion in the 2013 Joint Proxy Statement, shareholder proposals for the Company’s 2013 Annual Meeting must be received by November 19, 2012.

Shareholders intending to bring any other business before an Annual Meeting, including Director nominations, must give written notice to the Corporate Secretary of the business to be presented. The notice must be received at our office within the periods, and with the information and documents, specified in the Bylaws.

Assuming that the 2013 Annual Meeting is held on April 25, 2013, as currently specified by the Bylaws, the period for the receipt by the Corporate Secretary of written notice of other business to be brought by shareholders before the 2013 Annual Meeting, including Director nominations, will begin on September 20, 2012 and end on November 19, 2012.

CORPORATE GOVERNANCE

How are potential Director nominees identified and selected by the Board to become nominees?

The Nominating/Corporate Governance Committee, comprised solely of independent directors under New York Stock Exchange (“NYSE”) rules and our Corporate Governance Guidelines, is responsible for recommending Director candidates to the Board.

The Committee will consider candidates recommended by shareholders if they are submitted in writing to the Corporate Secretary and include all of the information required by Article II, Section 4 of our Bylaws plus a written description, together with any supporting materials, of the following:

•

Any direct or indirect business relationships or transactions within the last three years between EIX and its subsidiaries and senior management, on the one hand, and the candidate and his or her affiliates and immediate family members, on the other hand; and

•	The qualifications, qualities, and skills of the candidate that the shareholder deems appropriate to submit to the Committee to assist in its consideration of the candidate.

The Committee also considers candidates recommended by our Directors, senior management, and any director search firm retained by the Committee. Mr. Taylor, our newest Director, was recommended by one of our non-management Directors and considered as part of a search process conducted using a director search firm retained by the Committee. The director search firm supports the process of identifying candidates, coordinating the interview process and conducting reference checks. There are no differences in the manner in which the Committee evaluates a candidate based on the source of the recommendation.

If, based on an evaluation of the candidate’s qualifications, qualities and skills, the Committee determines to continue its consideration of a candidate, one or more Committee members and other Directors as determined by the Committee, interview the candidate. The Committee conducts any further research on the candidate that it deems appropriate. The Committee then determines whether to recommend that the candidate be nominated as a

Director. The Board considers the recommendation and determines whether to nominate the candidate for election.

What information does the Nominating/Corporate Governance Committee consider when recommending a Director nominee?

For the Committee to recommend a Director nominee, the candidate must at a minimum possess the qualifications, qualities and skills in our Corporate Governance Guidelines, including:

•	A reputation for integrity, honesty and adherence to high ethical standards;

•	Experience in a generally recognized position of leadership; and

•	The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

The Committee also considers other factors and information, including the Board’s current need for additional members, the candidate’s potential for increasing the Board’s range of experience, skills and diversity, the candidate’s independence, and specific skills and experience that are relevant to our business strategy.

In nominating candidates for re-election to the Board, the Committee also considers the nature and time invested in a Director’s service on other boards, the Director’s Board, Board committee and annual meeting attendance, and the vote received at the prior annual meeting.

How does the Nominating/Corporate Governance Committee consider diversity in identifying director candidates?

Our Corporate Governance Guidelines state the Board’s policy that the value of diversity on the Board should be considered. The Committee considers ethnic and gender diversity, as well as diversity of skills, backgrounds and qualifications represented on the Board, in recommending nominees for election. In 2011, the Committee discussed the value of diversity on the Board at two

Committee meetings. In 2008 and 2011, the Committee retained a director search firm and instructed it to identify and coordinate interviews with candidates reflecting ethnic and gender diversity.

The Committee evaluates its effectiveness in achieving diversity on the Board through its annual review of Board composition, which identifies ethnicity, gender and industry experience, prior to recommending nominees for election.

How does the Board determine which Directors are considered independent?

Our Corporate Governance Guidelines require that the Board consist of at least a majority of independent Directors. The Company uses the NYSE listing standards to determine independence.

Additionally, the Audit, Compensation and Executive Personnel, and Nominating/Corporate Governance Committees are required to be comprised solely of independent Directors. The Audit and Compensation Committee charters contain additional independence requirements for committee membership.

No Director will be considered independent if he or she would not qualify as independent under NYSE rules. Directors who qualify as independent are determined to be independent unless the Director has a material relationship with the Company or its subsidiaries.

The Board has determined that the types of relationships described in Section B of Exhibit A-1 to our Corporate Governance Guidelines are not material for purposes of determining Directors’ independence. As a result, the Board does not consider these relationships in making Director independence determinations.

For relationships not prohibited by NYSE rules and not covered under the categories of immaterial relationships in our Guidelines, the determination of whether a relationship is material or not, and therefore whether a Director is independent or not, is made in good faith by the Directors. The Director whose relationship is under consideration abstains from the vote regarding his or her independence.

Which Directors has the Board determined are independent?

The Board has determined that Directors Bindra, Chang, Córdova, Curtis, Freeman, Nogales, Rosser, Schlosberg, Sutton, Taylor and White are each independent.

The Board reviews the independence of our Directors at least annually, and periodically as needed. In February 2012, prior to recommending Director nominees for election, the Board confirmed that the independent Directors had no relationships or transactions that disqualified them as independent.

Who is the Lead Director and what are the Lead Director’s duties and responsibilities?

The Lead Director is designated annually by the independent Directors, must be independent, and is expected to devote a greater amount of time to Board service than the other Directors. The current Lead Director is Richard T. Schlosberg, III, who has served in that role since April 2010.

The Lead Director’s duties and responsibilities are described in our Corporate Governance Guidelines and include all of the following:

•	In consultation with the non-employee directors, approve agendas and schedules for Board meetings, and approve the flow of information to the Board;

•	Preside at all meetings at which the Chairman is not present, including executive sessions of the non-employee and the independent directors, and apprise the Chairman of the issues considered;

•	Be available to serve as a liaison between the Chairman and the independent directors;

•	Be available for consultation and direct communication with the Company’s shareholders and other interested parties;

•	Call meetings of the non-employee and the independent directors when necessary and appropriate; and

•	Perform other duties delegated by the non-employee directors.

The Lead Director’s term is one year, consistent with annual elections of Directors; in practice, however, our Lead Directors have served for two years since 2008.

Why does the Board believe that its Board leadership structure is appropriate?

The Board has determined that the combined role of Chairman and CEO, together with an independent Lead Director having the duties described above, is currently in the best interest of our shareholders because it provides the appropriate balance between effective leadership of the Company and independent oversight of management. We have the following corporate governance practices that provide for strong independent leadership on the Board and effective oversight of management and CEO performance:

•	A strong Lead Director role;

•	A Board with ten independent Directors and no former employees of the Company;

•	Key Board committees comprised entirely of independent Directors;

•	Regular meetings in executive session without the CEO present (five meetings in 2011);

•	Annual performance reviews of the EIX CEO conducted by the Compensation Committee;

•	Input on EIX CEO performance obtained by the Compensation Committee Chair and shared with the Compensation Committee and the Board in executive session; and

•	Performance feedback annually provided to the EIX CEO by the Compensation Committee Chair.

The EIX Board also believes that having Mr. Craver serve in the combined role of EIX Chairman and CEO is in the best interests of our shareholders because:

•	He is most familiar with our business and industry, and most capable of identifying strategic priorities and leading the Board’s review of strategy;

•	His day-to-day presence at the Company and interaction with management make him most capable of identifying and prioritizing issues and risks for the Board’s attention;
•	The combined role conveys the Board’s confidence in his leadership to shareholders and other stakeholders; and

•	The combined role provides clear accountability for effective leadership and results.

The Board continues to monitor trends in this area and could, under different circumstances, reach a different conclusion.

What is the Board’s role in CEO succession planning?

The Board believes that CEO succession planning is one of its most important responsibilities. Our Corporate Governance Guidelines provide that the Board will annually review and evaluate succession planning and management development for the Company’s senior officers, including the CEO.

At least annually, the Board meets in executive session with the EIX CEO to discuss succession planning. The discussion includes CEO succession in the ordinary course, CEO succession in the event of an emergency, and succession for other key senior management positions. The frequency of the Board’s succession planning discussions depends in part on the period until the CEO’s expected retirement. For example, the Board discussed succession planning more frequently in the year prior to the announcement that Mr. Craver would succeed the prior EIX CEO upon his retirement.

In the succession planning process, internal CEO succession candidates are identified and evaluated based on criteria considered predictive of success at the CEO level, taking into account the Company’s business strategy. The Board uses a common talent assessment format for each individual. The assessment includes a development plan for each individual.

Our Corporate Governance Guidelines provide that the Board will have opportunities to become acquainted with the senior officers of the Company and others who may have the potential to handle significant management positions. This is carried out through opportunities for officers to make presentations to the Board and Board committees, director education sessions, other business interactions, and social events intended for this purpose.

In addition to the succession planning process, the Compensation and Executive Personnel Committee annually reviews the performance of the CEO and other senior officers. The performance review process is discussed under “Role of Compensation Committee and Executive Officers” in Part III of the Compensation Discussion and Analysis below. The Committee reports on the results to the Board.

What is the Board’s role in risk oversight?

Our Corporate Governance Guidelines provide that one of the Board’s primary functions is to review the Company’s enterprise risk management process and monitor strategic and emerging risks. The Board annually reviews key enterprise risks identified by management, such as financial, reputational, safety and security, and compliance risks, and periodically monitors key risks through reports and discussions regarding key risk areas at Board meetings. The Board also focuses on specific strategic and emerging risks in periodic strategy reviews. The Board annually reviews corporate goals and approves capital budgets.

Board committees have responsibility for risk oversight in specific areas as follows:

The Audit Committee is responsible for oversight of (i) risk assessment and risk management policies, (ii) major financial risk exposures, and (iii) the steps management has taken to monitor and control these exposures. In carrying out these responsibilities, the Committee semi-annually reviews the Company’s risk management processes and key enterprise risks, reviews the EIX risk management committee charter, and receives regular reports on litigation, internal audits and compliance. The Committee also annually reviews and approves the internal audit plan.

The Compensation Committee assesses and monitors risks in the Company’s compensation program. The Committee’s risk assessment process and factors considered in assessing risk are discussed under “Risk Considerations” in Part III of the Compensation Discussion and Analysis below.

The Finance Committee monitors risk in the Company’s capital investment activities. The Committee regularly monitors the level of capital investment relative to approved capital budgets and must approve significant capital spending variances and projects that are not included in approved capital budgets.

The Nominating/Corporate Governance Committee advises the Board with respect to Board size and composition, Board committee composition and responsibilities, Lead Director selection and corporate governance practices that help position the Board to effectively carry out its risk oversight responsibility.

The Board believes that its leadership structure supports the Board’s risk oversight function. Independent directors chair the Board committees responsible for risk oversight, the Company has an independent Lead Director who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks.

How many times did the Board meet in 2011?

The Board met seven times in 2011. Each Director attended 75% or more of all Board and Board committee meetings he or she was eligible to attend. The Board held five executive sessions of the non-employee Directors and one executive session of the independent Directors.

Does the Company have a policy on attendance of Director nominees at Annual Meetings?

Director nominees are expected to attend Annual Meetings. All of the EIX and SCE Directors attended the 2011 Annual Meeting.

Are Directors required to hold EIX Common Stock?

Yes. Within five years from the date of their initial election to the Board, Directors are required to beneficially own an aggregate number of shares of EIX Common Stock or derivative securities convertible into EIX Common Stock, excluding stock options, having a value equivalent to five times the amount of the annual Board retainer.

All Directors comply with these stock ownership guidelines.

Does EIX have a policy on shareholder rights plans?

The EIX Board has a policy to seek prior shareholder approval of the adoption of any shareholder rights plan unless, due to time constraints or other reasons consistent with the EIX Board’s fiduciary duties, a committee consisting solely of independent Directors determines that it would be in the best interests of EIX shareholders to adopt the plan prior to shareholder approval. Any rights plan adopted by the EIX Board without prior shareholder approval will automatically terminate one year after adoption of the plan unless the plan is approved by EIX shareholders prior to such termination.

Is SCE subject to the same corporate governance stock exchange rules as EIX?

No. SCE is subject to the NYSE Amex rules, which exempts SCE from designated corporate governance rules for Board and Board committee composition, including director independence, the director nominations process, and the process to determine executive compensation. SCE is exempt from these rules because (i) it is a “controlled company” with over 50% of the voting power held by its parent company, EIX, and (ii) it has listed only preferred stock on the exchange.

How may I communicate with the Board?

Shareholders and other interested parties may communicate with the Board or individual Directors by following the procedures described on our website at www.edison.com/corpgov.

Where can I find the Company’s corporate governance documents?

The EIX Bylaws, Corporate Governance Guidelines, and Board committee charters, the Director Ethics and Compliance Code applicable to all Directors, and the Employee Ethics and Compliance Code applicable to all officers and employees of the EIX companies, are posted on our website at www.edison.com/corpgov.

The SCE Bylaws, Corporate Governance Guidelines and Board committee charters are posted on our website at www.sce.com/corpgov.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company’s policy that the Nominating/Corporate Governance Committee review at least annually, and periodically as needed, any transaction in the prior calendar year or any proposed transaction between the EIX companies and a related person in which the amount involved exceeds $120,000 and the related person has a material interest. A related person is generally a Director, a Director nominee, an executive officer, or a greater than 5% beneficial owner of any class of voting securities of EIX or SCE, and their immediate family members. This policy is stated in writing in the Nominating/Corporate Governance Committee charter.

The Committee’s regular procedure is to obtain from management annually, and periodically as needed, a list of the transactions with related persons described above, and to review these transactions at a meeting held in advance of recommending Director nominations to the Board. The list is based on information from questionnaires completed by our Directors, Director nominees, and executive officers, together with information obtained from our accounts payable and receivable records. The Committee’s procedure is evidenced in the minutes and records for the Committee meeting at which the review occurred.

Director Olson is a partner of the law firm of Munger, Tolles & Olson LLP, which provided legal services to the EIX companies in 2011. Such services are expected to continue in the future. The amount paid to Munger, Tolles & Olson LLP for legal services during 2011 was $6,879,858. Mr. Olson personally provided approximately 13 hours of legal services to the EIX companies in 2011.

The terms and conditions of the Company’s relationship with Munger, Tolles & Olson LLP are comparable to the terms and conditions of the Company’s relationships with other law firms.

BOARD COMMITTEES

The current membership and primary functions of our Audit, Compensation and Executive Personnel, Nominating/Corporate Governance, and Finance Committees are described below.

Director	Audit Committee	Compensation and Executive Personnel Committee	Nominating/ Corporate Governance Committee	Finance Committee
Jagjeet S. Bindra	X			X
Vanessa C.L. Chang	X			X
France A. Córdova	X		X
Charles B. Curtis			Chair	X
Bradford M. Freeman		X		Chair
Luis G. Nogales	X	X
Ronald L. Olson				X
James M. Rosser		X	X
Richard T. Schlosberg, III		Chair	X
Thomas C. Sutton	Chair Financial Expert			X
Peter J. Taylor(1)	X
Brett White		X	X
Number of Meetings Held in 2011 (EIX/SCE)	5/5	4/4	4/4	5/4

(1)	Mr. Taylor was appointed to the Audit Committee upon his election to the Board on December 8, 2011.

Audit Committee

The Audit Committee’s duties and powers, which are described in its charter, include the following:

•	Appoint the independent registered public accounting firm.

•	Assist the Board in its oversight of:

•	the integrity of financial statements;

•	finance, accounting, ethics and compliance and internal control systems;

•	compliance with legal and regulatory requirements;

•	the qualifications, independence and performance of the Company’s independent registered public accounting firm; and

•	the performance of the internal audit function.

•

Meet regularly with management, the independent registered public accounting firm, and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged.

•	Recommend to the Board the inclusion of the year-end audited financial statements in the Company’s Annual Report on Form 10-K.

•

Review with the independent registered public accounting firm the scope of audit and other engagements and the related fees, their independence, the adequacy of internal accounting controls, and the year-end audited financial statements.

•	Oversee the Company’s (i) risk assessment and risk management policies, (ii) major financial risk exposures and (iii) the steps management has taken to monitor and control these exposures.

Compensation and Executive Personnel Committee

The Compensation and Executive Personnel Committee’s duties and powers, which are described in its charter, include the following:

•	Review the performance and set the compensation of designated elected officers, including the executive officers.

•	Review Director compensation for consideration and action by the Board.

•	Approve the design of executive and Director compensation programs, plans and arrangements.
•	Review and assess whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s duties and powers, which are described in its charter, include the following:

•	Periodically review Board size and composition and identify and recommend Director candidates.

•	Make recommendations to the Board regarding Board committee, committee chair and Lead Director assignments.

•	Review related party transactions.

•	Periodically review and recommend updates to the Corporate Governance Guidelines and Board committee charters.

•	Advise the Board with respect to corporate governance matters.

•	Oversee the evaluation of the Board and Board committees.

•	Review the orientation program for new Directors and continuing education activities for all Directors.

Finance Committee

The EIX and SCE Finance Committee’s duties and powers, which are described in its charter, include the following:

•	Review and monitor capital spending compared to budget.

•	Approve significant capital spending variances and significant capital projects not included in the budget.

The EIX Finance Committee also has the following duties and powers described in its charter:

•

Review at least semi-annually the Company’s political contributions policies and a report of political contributions by EIX and its subsidiaries, its political action committee and its civic action committee, and approve any such contributions in excess of $1 million.

•	Review at least annually the EIX corporate contributions budget.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors and oversees these processes. The Committee members are not accountants or auditors by profession and, therefore, have relied on certain representations from management and the independent registered public accounting firm about carrying out its responsibilities.

In connection with the December 31, 2011 financial statements, the Audit Committee:

•	Reviewed and discussed the audited financial statements with the Company’s management;

•

Discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required by the statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers its independence from the Company.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2011 Annual Report on Form 10-K to be filed with the SEC.

Thomas C. Sutton, Chair

Jagjeet S. Bindra

Vanessa C.L. Chang

France A. Córdova

Luis G. Nogales

Peter J. Taylor

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to EIX (consolidated total including EIX and its subsidiaries) and SCE, respectively, for the fiscal years ended December 31, 2011 and December 31, 2010, by PricewaterhouseCoopers:

Type of Fee	EIX and Subsidiaries ($000)		SCE ($000)
	2011	2010	2011	2010
Audit Fees	$11,841	$9,726	$6,652	$5,766
Audit-Related Fees(1)	560	64	150	25
Tax Fees(2)	3,680	4,343	2,965	3,612
All Other Fees(3)	341	18	338	14
Totals	$16,422	$14,151	$10,105	$9,417

(1)

The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

(2)

These aggregate fee amounts are composed of tax compliance fees and other tax fees. Those fees were to support compliance with federal, state and foreign tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.

(3)	These fees are related to support services for an SCE computer system and an annual subscription to an Internet accounting research service.

The Audit Committee is required to review with management and pre-approve all audit services to be performed by the independent registered public accounting firm and all non-audit services that are not prohibited and that require pre-approval under the Exchange Act. The Committee’s pre-approval responsibilities may be delegated to one or more Committee members, provided that such delegates present any pre-approval decisions to the Committee at its next meeting. The Committee has delegated such pre-approval responsibilities to the Committee Chair. The independent registered public accounting firm must assure that all audit and non-audit services provided to the Company have been approved by the Audit Committee.

During the fiscal year ended December 31, 2011, all services performed by PricewaterhouseCoopers were pre-approved by the Audit Committee, irrespective of whether the services required pre-approval under the Exchange Act.

ITEM 1

ELECTION OF DIRECTORS

Twelve Directors will be elected to the EIX Board and 13 Directors will be elected to the SCE Board, each to hold office until the next Annual Meeting. A current Director, James M. Rosser, was not nominated for re-election under our Corporate Governance Guidelines because he is age 72. The Director nominees of EIX and SCE are the same, except that Mr. Litzinger is a nominee for the SCE Board only.

A biography of each nominee describing his or her age, business experience during the past five years, and other prior relevant business experience is presented below. The biography includes the specific experience, qualifications, attributes, and skills that led the Board to conclude that the nominee should serve as a Director. While each nominee’s entire range of experience and skills is considered important, particular experience that contributes to the diversity and effectiveness of the Board is identified below. An overview of certain information considered by our Nominating/Corporate Governance Committee when nominating our non-management Directors for re-election is presented in the table following the Director biographies.

JAGJEET S. BINDRA

Mr. Bindra, age 64, has been a Director of EIX and SCE since 2010. He served as president of Chevron Global Manufacturing, responsible for Chevron Corporation’s worldwide refining operations, from 2004 until his retirement in 2009. During his 32-year career at Chevron, Mr. Bindra also served as managing director and chief executive officer of Caltex Australia Limited (2002 to 2003), president of Chevron Pipeline Co. (1997 to 2002), and senior vice president, pipelines, Chevron Overseas Petroleum, Inc. (1995 to 1997). He is a director of LyondellBasell Industries N.V., Transocean Ltd., and Larsen & Toubro Limited (India), and deputy chairman of the board of Transfield Services Limited (Australia). Mr. Bindra is a graduate of the Indian Institute of Technology in Kanpur, India, and holds a Master of Science degree in Chemical Engineering from the University of Washington and an MBA degree from Saint Mary’s College of California.

Mr. Bindra brings to the Board global experience in a capital intensive industry in the energy sector, which is particularly relevant to the Company’s capital investment program and infrastructure growth strategy. He has expertise in energy value chain and asset management. His experience as a director of other public companies also brings value to the Board. As he is retired from active employment, Mr. Bindra’s other board service has not affected the time or attention he has devoted to the Board. He has attended 100% of Board and his assigned Board committee meetings since he joined the Board. He also brings strategic management and operations experience, and the perspective of a new Director, to Board deliberations.

VANESSA C.L. CHANG

Ms. Chang, age 59, has been a Director of EIX and SCE since 2007. She is a director of EL & EL Investments, a private real estate investment business (since 1999). Ms. Chang has served as chief executive officer and president of ResolveItNow.com, an online dispute resolution service (2000 to 2002) and senior vice president of Secured Capital Corporation, a real estate investment bank (1998). She was a partner of the accounting firm KPMG Peat Marwick LLP for 11 years. Ms. Chang is a director or trustee of six funds in the American Funds family, advised by Capital Research and Management Company, and a director of Blue Shield of California. She is a graduate of the University of British Columbia and a Certified Public Accountant (inactive).

Ms. Chang brings to the Board experience in accounting and financial reporting and oversight matters. She has spent most of her career in the Southern California area and brings knowledge of the community served by SCE. She also brings experience as a director of public, private, and nonprofit organizations, securities regulation and corporate governance knowledge, and independent guidance as an important contributor to Board deliberations.

FRANCE A. CÓRDOVA

Dr. Córdova, age 64, has been a Director of EIX and SCE since 2004. She is the president of Purdue University (since 2007). Dr. Córdova has announced plans to retire as President of Purdue University in July 2012, and in January 2012, she became Chair of the Board of Regents of the Smithsonian Institution. Dr. Córdova previously served as chancellor of the University of California, Riverside (2002 to 2007) and vice chancellor for research and a professor of physics for the University of California, Santa Barbara (1996 to 2002). From 1993 to 1996, she served as NASA Chief Scientist. Dr. Córdova is a director of SAIC, Inc. and served as a director of Belo Corporation from 2003 to 2007. She is a member of the National Science Board and the Board of Trustees of the Mayo Clinic. Dr. Córdova is a graduate of Stanford University and holds a Ph.D in Physics from the California Institute of Technology.

Dr. Córdova brings to the Board public institution leadership experience and expertise in science and technology matters. Her expertise in technology is particularly valuable in connection with advanced technology developments in the utility industry and renewable energy. She also brings the perspective and insight of a director of other public and private companies and governmental and civic organizations.

THEODORE F. CRAVER, JR.

Mr. Craver, age 60, has been the Chairman of the Board, President, and Chief Executive Officer of EIX since 2008. He has been a Director of EIX since 2007 and of SCE since 2008. Mr. Craver has served as Chairman of the Board, President and Chief Executive Officer of EMG (2005 to 2008), and Executive Vice President (2002 to 2004), Chief Financial Officer (2000 to 2004) and Treasurer (1996 to 2004) of EIX. Before joining the Company as Vice President and Treasurer in 1996, Mr. Craver served as executive vice president and corporate treasurer of First Interstate Bancorp (1991 to 1996) and executive vice president and chief financial officer of First Interstate’s wholesale banking subsidiary (1986 to 1991). He is a director of Health Net, Inc. Mr. Craver is a graduate of the University of Southern California, where he also received his MBA degree.

Mr. Craver brings to the Board in-depth knowledge of the Company’s business, industry and strategy, experienced leadership and a finance background. He has had experience dealing with difficult challenges faced by the Company, including the California energy crisis. He is a leader in the electric utility industry, serving on the board and executive committee of the Edison Electric Institute, an association of U.S. shareholder-owned electric companies, and chairman of the Electric Power Research Institute, which provides independent, public-benefit research and development relating to the generation, delivery and use of electricity.

CHARLES B. CURTIS

Mr. Curtis, age 71, has been a Director of EIX and SCE since 2006. He served as president and chief operating officer of the Nuclear Threat Initiative, a private foundation dealing with national security issues (2001 to 2009). Mr. Curtis is currently a senior advisor to the Center for Strategic and International Studies, a public policy research institution (since 2009). He has served as executive director of the United Nations Foundation (2000) and a partner of the law firm of Hogan & Hartson (1997 to 2000). Mr. Curtis also served as deputy secretary of the U.S. Department of Energy (1995 to 1997), undersecretary of the U.S. Department of Energy (1994 to 1995), and chairman of the Federal Energy Regulatory Commission (1977 to 1981). He is a trustee of the Putnam Funds, a family of over 100 equity and fixed income mutual funds. Mr. Curtis is a graduate of the University of Massachusetts, Amherst, and Boston University Law School.

Mr. Curtis brings to the Board experience in energy policy and regulation, which is highly relevant to the Company’s business. His expertise in security and nuclear power issues, his public policy experience, and his background in legal and compliance matters are also particularly relevant to the Company’s business. His experience in leadership and oversight of public and private organizations has provided strong corporate governance knowledge that is valuable in his role as Chair of the Company’s Nominating/Corporate Governance Committee.

BRADFORD M. FREEMAN

Mr. Freeman, age 70, has been a Director of EIX and SCE since 2002. He is a founding partner of Freeman Spogli & Co., a private investment company (since 1983). Mr. Freeman has served as managing director of the investment banking firm Dean Witter Reynolds, Inc. (1976 to 1983). He is a director of CBRE Group, Inc. Mr. Freeman is a graduate of Stanford University and holds an MBA degree from Harvard Business School.

Mr. Freeman brings to the Board knowledge and experience in the capital markets and securities business, which is particularly valuable in the Company’s capital intensive business and in the context of its capital investment and growth strategy. He also brings the perspective of managing an investment portfolio and an understanding of shareholder concerns. This experience is valuable in Mr. Freeman’s role as Chair of the Company’s Finance Committee. As a result of his career in the Southern California area, he brings knowledge of the community served by SCE.

RONALD L. LITZINGER

Mr. Litzinger, age 52, has been the President and a Director of SCE since 2011. He has held a wide range of executive positions at the EIX companies since joining SCE as an engineer in 1986, including President and Chief Executive Officer of EMG (2008 through 2010), Senior Vice President of SCE responsible for transmission and distribution operations (2005 to 2008), Vice President of EIX responsible for strategic planning (2004 to 2005), Senior Vice President and Chief Technical Officer of EME (2002 to 2004), and Senior Vice President of EME’s worldwide operations (1999 to 2002). Mr. Litzinger is a graduate of the University of Washington with a chemical engineering degree and received a Master of Arts degree from the University of Redlands.

Mr. Litzinger brings to the SCE Board in-depth knowledge of the Company’s business, experienced leadership and an engineering background. He also brings senior executive, operations and strategic planning experience developed during his 25 years of service with the Company.

LUIS G. NOGALES

Mr. Nogales, age 68, has been a Director of EIX and SCE since 1993. He is managing partner of Nogales Investors, LLC, a private equity investment company (since 2001). Mr. Nogales has served as president of Nogales Partners, a private equity investment company (1990 to 2001), president of Univision, a Spanish language television network (1986 to 1988), and chairman of the board and chief executive officer of United Press International, a communications company (1983 to 1986). He is a director of Arbitron Inc. and KB Home. Mr. Nogales is a member of the Board of Trustees of the J. Paul Getty Trust. He is a graduate of San Diego State University and Stanford Law School.

Mr. Nogales brings to the Board business, management and chief executive leadership experience in media and marketing enterprises and the Spanish language market, which is particularly relevant in the communities served by SCE. He also brings the perspective and insight of a director of other public companies and a private equity investor who understands shareholder concerns. He brings broad knowledge of the Company’s business and corporate history developed through 19 years of service on the Board.

RONALD L. OLSON

Mr. Olson, age 70, has been a Director of EIX and SCE since 1995. He is a partner of the law firm of Munger, Tolles & Olson LLP (since 1970). Mr. Olson is a director of Berkshire Hathaway, Inc., City National Corporation and The Washington Post Company, and a director or trustee for three funds in the Western Asset Funds complex. He is a trustee of the RAND Corporation and the California Institute of Technology. Mr. Olson is a graduate of Drake University and University of Michigan Law School, and holds a Diploma in Law from Oxford University.

Mr. Olson brings to the Board legal experience in complex litigation, regulatory and transactional matters and corporate counseling for large corporations. He also has experience in a wide range of governance and public policy matters as a director of various public and private companies and non-profit organizations, and leadership in the community developed through his business and civic affiliations. His experience as a director of four other public companies brings value to the Board, and has not affected the time or attention he has devoted to our Board. He attended 91% of Board and his assigned Board committee meetings in 2011. Mr. Olson brings considerable knowledge of the Company’s business and corporate history developed through 17 years of service on the Board.

RICHARD T. SCHLOSBERG, III

Mr. Schlosberg, age 67, has been a Director of EIX and SCE since 2002. He has served as president and chief executive officer of The David and Lucile Packard Foundation, a private family foundation (1999 to 2004), publisher and chief executive officer of The Los Angeles Times (1994 to 1997), and executive vice president and director of The Times Mirror Company, a media communications company (1994 to 1997). Mr. Schlosberg is a director of eBay Inc. and served as a director of BEA Systems, Inc. from 2005 to 2008. He is chairman of the board of the Kaiser Family Foundation. Mr. Schlosberg is a graduate of the United States Air Force Academy, and holds an MBA degree from Harvard Business School.

Mr. Schlosberg brings to the Board business, management and chief executive leadership experience in the communications industry, including in the local markets served by SCE. He also brings executive compensation expertise from his business experience and his experience as Chair of the Company’s Compensation and Executive Personnel Committee. He has exercised additional independent leadership as the Company’s Lead Director, devoting significant time and attention to the Company. He brings the perspective and insight of a director at other public and private companies.

THOMAS C. SUTTON

Mr. Sutton, age 69, has been a Director of EIX and SCE since 1995. He served as chairman of the board and chief executive officer of Pacific Life Insurance Company (1990 to 2007) and as a trustee of the Pacific Funds (2001 to 2007). Mr. Sutton is a director of Pacific Mutual Holding Company and Pacific LifeCorp and the Public Policy Institute of California. He is a graduate of the University of Toronto.

Mr. Sutton brings to the Board business and chief executive leadership experience in an industry which, like the electric utility industry, is highly regulated. He also brings extensive knowledge of finance and accounting matters to his role as the Company’s Audit Committee Chair and financial expert. He brings significant knowledge of the Company’s business and corporate history developed through 17 years of service on the Board.

PETER J. TAYLOR

Mr. Taylor, age 53, has been a Director of EIX and SCE since December 2011. He is the executive vice president and chief financial officer of the University of California (since 2009). Mr. Taylor has served as managing director of public finance of Lehman Brothers and Barclays Capital (2002 to 2009). He is chairman of the board of the James Irvine Foundation and a member of the board of directors of the J. Paul Getty Trust, serving as chair of the audit committee. Previously, Mr. Taylor was chair of the UCLA African American Admissions Task Force (2006-2008) and commissioner on the California Performance Review Commission (2004). He is a graduate of the University of California Los Angeles and holds a Master’s degree in public policy analysis from Claremont Graduate University.

Mr. Taylor brings to the Board finance and public policy experience, which is particularly relevant to the Company’s infrastructure development strategy. He also brings experience in risk management, accounting and financial reporting, and a fresh perspective to Board deliberations as our newest Director.

BRETT WHITE

Mr. White, age 52, has been a Director of EIX and SCE since 2007. He is the chief executive officer of CBRE Group, Inc., a commercial real estate services firm (since 2005). Mr. White has served as president and chief executive officer (2005 to 2010), and as president (2001 to 2005) of CBRE, Inc., and chairman of the Americas of CB Richard Ellis Services, Inc. (1999 to 2001). He is a Director of CBRE Group, Inc. and a Trustee of the University of San Francisco. Mr. White is a graduate of the University of California, Santa Barbara.

Mr. White brings to the Board the experience, strategic perspective, critical judgment and analytical skills of an active chief executive officer of a public company. CBRE is engaged in commercial real estate services, including property management and development, which is relevant to the Company’s infrastructure growth strategy. He also brings the perspective of a business customer headquartered and doing business in the local markets served by SCE.

Overview of Non-Management Director Nominees

Director	Industry Experience	Ethnicity/Gender	Independence	Other Public Company Boards	Projected Retirement Date
Jagjeet S. Bindra	Energy	Asian/Male	Yes	4	2020
Vanessa C.L. Chang	Accounting/Real Estate	Asian/Female	Yes	1	2025
France A. Córdova	Education/Science/Technology	Hispanic/Female	Yes	1	2020
Charles B. Curtis	Energy Regulation/Law	White/Male	Yes	1	2013
Bradford M. Freeman	Securities/Investments	White/Male	Yes	1	2015
Luis G. Nogales	Media/Investments	Hispanic/Male	Yes	2	2016
Ronald L. Olson	Law	White/Male	No	4	2014
Richard T. Schlosberg, III	Communications/Publishing	White/Male	Yes	1	2017
Thomas C. Sutton	Insurance	White/Male	Yes	0	2015
Peter J. Taylor	Finance	African American/Male	Yes	0	2031
Brett White	Commercial Real Estate	White/Male	Yes	1	2032

The Board recommends that you vote “FOR” the EIX and SCE Director nominees, as applicable.

ITEM 2

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for calendar year 2012. The Company is asking shareholders to ratify this appointment.

PricewaterhouseCoopers is an international accounting firm which provides leadership in public utility accounting matters. Representatives of PricewaterhouseCoopers are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

The Company is not required to submit this appointment to a shareholder vote. Ratification would be advisory only. However, if the shareholders of either EIX or SCE do not ratify the appointment, the appropriate Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

The Board recommends that you vote “FOR” Item 2.

ITEM 3

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

The advisory vote to approve the Company’s executive compensation, commonly known as “Say-on-Pay,” gives shareholders the opportunity to endorse or not endorse our executive compensation. This advisory vote is required by SEC rules to be provided at least once every three years. However, at last year’s Annual Meeting our shareholders voted to hold the advisory vote every year, and the Board determined that it would be held annually. In 2011, the advisory vote to approve EIX’s executive compensation received support from approximately 81% of the votes cast.

Our executive compensation is described under “Compensation Discussion and Analysis” below. We encourage you to read it carefully. Our executive compensation program is reviewed and approved by the Compensation and Executive Personnel Committee. The Board believes our competitive compensation structure aligns executive compensation with shareholder value and serves shareholders well.

EIX and SCE request shareholder approval of the compensation paid to their named executive officers, as disclosed in this Joint Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.

The Company values constructive dialogue with shareholders on compensation and other important governance matters. Because your vote is advisory, it will not be binding upon the Board or the Company. However, the Compensation and Executive Personnel Committee will consider the outcome of the vote and any constructive feedback from shareholders when making future executive compensation decisions as it deems appropriate. See “Shareholder Communication and Compensation Changes for 2012” in Part I of the Compensation Discussion and Analysis below.

The Board recommends that you vote “FOR” Item 3.

ITEM 4

SHAREHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN

TO BE VOTED ON BY EIX SHAREHOLDERS ONLY

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified EIX that he beneficially owns at least 200 shares of EIX and intends to present Item 4 for action at the Annual Meeting. The text of the shareholder proposal is included below as submitted by the proponent, and has not been endorsed or verified by EIX. The EIX Board response to the shareholder proposal follows under “EIX Board Recommendation ‘Against’ Item 4.”

4 – Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director (by the standard of the New York Stock Exchange), who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When a CEO serves as our board chairman, this arrangement may hinder our board’s ability to monitor our CEO’s performance. Many companies have independent Chairs. An independent Chair is the prevailing practice in the United Kingdom and many international markets.

An independent Chair can enhance investor confidence in our Company and strengthen the integrity of our Board. This proposal topic won majority support at four companies in 2011.

The merit of this Independent Board Chairman proposal should also be considered in the context of the need for improvement in our company’s 2011 reported corporate governance status:

The Corporate Library (TCL) www.thecorporatelibrary.com, an independent investment research firm, downgrading our rating due to increased board concerns and ongoing executive pay concerns. Four board members had 16 to 23 years tenure – independence concern.

Our CEO Theodore Craver was paid $9 million. Certain equity executive pay lacked performance-vesting features. Our executive pay market-priced stock options can give rewards for a rising stock market alone, regardless of executive performance. Only 33% of our CEO’s pay was incentive based. These facts suggest that our executive pay practices were not aligned with shareholder interests.

Directors Bradford Freeman and Brett White were together on the board of CB Richard Ellis. Intra-board relationships of this sort can compromise director ability to act independently. Freeman and White were also together on our Executive Pay Committee.

Ronald Olson received our highest negative votes – a whopping 24% – ten-times higher than some of our directors. Director Olson was a partner in the law firm of Munger, Tolles & Olson, which billed our company $6 million.

Our board was the only significant directorship for four of our directors – two of which were beyond age 70. This could indicate a significant lack of current transferable director experience for 33% of our directors.

An independent Chairman policy can further enhance investor confidence in our Company and strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal for an Independent Board Chairman – Yes on 4.

EIX Board Recommendation “Against” Item 4

The EIX Board of Directors has considered the shareholder proposal requesting the Board to adopt a policy that the Chairman of the Board be an independent director (Item 4 on your proxy/voting instruction card) and recommends that you vote “Against” the proposal for the following reasons.

The Board believes it is in the Company’s best interests to have flexibility in determining whether to separate or combine the roles of Chairman and CEO.

We have given, and will continue to give, serious consideration to the merits of separating the positions of Chairman and CEO and electing an independent Chairman. However, we believe that it is best for the Company and its shareholders that the Board have the flexibility to determine the best leadership structure for the Company based on the circumstances, rather than adopt a rigid standard requiring an independent Chairman in all cases. An inflexible policy could deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman or to recruit the best individual to serve as CEO. Altering the leadership structure could send a negative signal about the Board’s confidence in the CEO. The Company may benefit from the clarity and accountability provided by having one person serve as Chairman and CEO, particularly in challenging circumstances. We have reviewed current practices in our industry and trends in this area. We have not found persuasive evidence that separating the positions results in better Company performance or Board effectiveness.

We have a strong Lead Director role.

Our Corporate Governance Guidelines provide for a strong independent Lead Director role. The independent directors annually elect an independent director to serve as Lead Director. Richard T. Schlosberg has served as our Lead Director since April 2010. Our Lead Director:

•	presides at all meetings at which the Chairman is not present, including executive sessions of the independent directors;

•	has authority to call meetings of the independent directors;
•	serves as a liaison between the Chairman and the independent directors;

•	approves agendas and schedules for Board meetings, and the flow of information to the Board; and

•	is available for consultation and direct communication with our shareholders and other interested parties.

We have an effective process in place to oversee the CEO’s performance.

Our Corporate Governance Guidelines provide that the Compensation and Executive Personnel Committee, which consists entirely of independent directors, will annually evaluate the performance of the CEO. The Chair of the Committee annually solicits input on the CEO’s performance from each of the non-employee directors and reports to the Committee on the input received. The Committee discusses the report in executive session without the CEO present and determines the CEO’s compensation. The Committee Chair then reports to the Board on the input received, and the Board reviews the performance of the CEO in executive session without the CEO present. The Committee Chair provides feedback to the CEO.

Our process provides effective, independent oversight of the performance of the CEO. Separating the positions of Chairman and CEO is not necessary for this purpose.

We have corporate governance practices in place to provide effective oversight.

Our existing corporate governance practices provide for strong independent leadership on the Board, with effective oversight of management. Our Bylaws require that our Directors be elected by a majority vote and permit shareholders holding 10% of our shares to call a special meeting. The Board currently has 12 non-employee directors, 11 of whom are independent under NYSE rules. Other than Mr. Craver, none of our directors is a current or former employee of EIX or any of its subsidiaries. Three key committees of the Board – the Audit Committee, the Nominating/Corporate Governance Committee, and the Compensation and Executive Personnel Committee – are comprised entirely of independent directors who meet regularly. In addition, the Board meets regularly in executive session without the CEO present. In 2011, the Board held five executive sessions of the non-employee directors.

These existing corporate governance practices ensure that the Board maintains strong independent leadership to oversee management and best serve our shareholders. Given the role of our Lead Director, the Board believes that adopting a policy that the Chairman of the Board must be an independent director is not necessary for effective independent Board leadership. A more flexible policy better serves the interests of the Company and its shareholders.

For the foregoing reasons, the EIX Board recommends that you vote “AGAINST” Item 4.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers (“NEOs”) for 2011, and how we use our compensation program to drive performance. We also discuss the role and responsibilities of our Compensation and Executive Personnel Committee (the “Committee”) in determining executive compensation. The CD&A is organized to address the following:

I.	Executive summary of our compensation program

II.	What we pay and why: elements of our direct compensation

III.	How we make compensation decisions

IV.	Other benefits in our compensation program

V.	Other compensation policies and guidelines

The CD&A contains information that is relevant to your decision regarding the advisory vote to approve our executive compensation (Item 3 on your proxy card). When voting on Item 3, EIX shareholders will vote on EIX executive compensation, while SCE shareholders will vote on SCE executive compensation.

The EIX and SCE NEOs for 2011 are:

EIX NEOs	SCE NEOs
Theodore F. Craver, Jr. Chairman of the Board, President and CEO	Ronald L. Litzinger President
W. James Scilacci Executive Vice President, CFO and Treasurer	Stephen E. Pickett Executive Vice President
Robert L. Adler Executive Vice President and General Counsel	Lynda L. Ziegler Executive Vice President
Pedro J. Pizarro EMG President	Linda G. Sullivan Senior Vice President and CFO
Ronald L. Litzinger SCE President	Peter T. Dietrich Senior Vice President and Chief Nuclear Officer

In this CD&A, the term “CEO” means the Chief Executive Officer of EIX.

I. Executive Summary

To facilitate review and understanding of our executive compensation program, certain key information is highlighted in this Executive Summary.

Our Business and Strategy

EIX conducts operations through its subsidiaries. Its principal subsidiaries are SCE, a rate-regulated electric utility that supplies electric energy to an approximately 50,000 square-mile area of southern California; and EMG, a competitive power generation company with a portfolio of coal and natural gas-fired and renewable energy generating plants in 12 states. Our strategy is to deliver shareholder value through the dual platform of a regulated utility and a competitive power generator, which provides strategic flexibility to pursue business opportunities in the changing electric industry. At SCE, our strategy is to balance the key objectives of safety, reliability and affordability with public policy requirements to achieve long-term sustainable growth. We are focused on transmission and distribution infrastructure investment and pursuing advanced technologies, including the smart grid and electric transportation. At EMG, our strategy is focused on safe, reliable and profitable operations at our coal plants and natural gas-fired and wind generation projects, and preserving and enhancing liquidity to weather current energy market conditions.

2011 Financial Highlights

Significant results for EIX in 2011 include:

•	Our stock price increased 7.25%, outperforming the S&P 500 Index which was flat and underperforming the Philadelphia Utility Index which increased 14.1%;

•	Our total shareholder return (“TSR”)(1) was 10.9%, which was at the 45th percentile of the Philadelphia Utility Index; and

•	Our core earnings per share (“EPS”)(2) of $3.22 substantially exceeded our goal of $2.75.

For 2011, our core EPS performance compared to the goal was the primary factor that resulted in corporate performance factors for annual incentive awards that were above target for EIX and at target for SCE. In both cases, the corporate performance factors were below 2010 levels. The determination of corporate performance factors and the impact on annual incentive awards is described under “Annual Incentives” in Part II below.

2011 NEO Pay

The following table shows our EIX NEOs’ total direct compensation for 2011 compared to 2010. Total direct compensation consists of base salary, annual incentive awards and long-term incentive awards (columns (c), (e), (f) and (g) of the Summary Compensation Table), but excludes other elements of pay reported in the Summary Compensation Table below.

EIX NEO	2011 TDC ($)	2010 TDC ($)
Theodore F. Craver, Jr.	7,662,639	7,267,379
W. James Scilacci	2,139,001	2,122,822
Robert L. Adler	2,130,760	2,082,384
Pedro J. Pizarro	1,519,736	1,322,014
Ronald L. Litzinger	2,095,568	1,972,368

The increases in total direct compensation for Messrs. Craver and Scilacci were attributable to increases in base salary and increases in long-term incentive awards as a percentage of salary to bring these elements of compensation closer to market median. The increase in Mr. Adler’s total direct compensation was due to an increase in his long-term incentive award to bring his award closer to market median.

The increases in total direct compensation for Messrs. Pizarro and Litzinger were primarily due to their promotions to President of EMG and President of SCE, respectively, on January 1, 2011. They also received above-target long-term incentive awards in connection with their promotions.

For all EIX NEOs, the increases were offset by annual incentive awards in 2011 that were lower than 2010 due to lower corporate performance factors in 2011.

For a detailed discussion of these increases, see “What We Pay and Why: Elements of Direct Compensation” in Part II below.

SCE NEO total direct compensation is shown in the Summary Compensation Table and discussed under “What We Pay and Why: Elements of Direct Compensation” in Part II below.

(1)

TSR is calculated using the difference between (i) the closing stock price for the relevant stock on the last NYSE trading day preceding the first day of the relevant period and (ii) the closing stock price for the relevant stock on the last trading day of the relevant period, and assumes all dividends during the period are reinvested on the ex-dividend date.

(2)

Core EPS is defined as GAAP basic EPS, excluding income or loss from discontinued operations and income or loss from other discrete items that management does not consider representative of ongoing earnings. In 2011, core EPS excluded the impact of fourth quarter earnings charges for the impairment of four EMG power plants and certain other non-core items. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – EIX Overview – Highlights of Operating Results” included as part of EIX’s 2011 Annual Report to Shareholders.

Executive Compensation Practices

The table below highlights our current compensation practices for NEOs, including practices that we believe drive performance and those we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

Our Executive Compensation Practices (What We Do)	Executive Compensation Practices We Have Not Implemented (What We Don’t Do)
We tie pay to performance by making the majority of compensation “at risk” and linking it to shareholders’ interests.	We do not have any employment contracts.
We use a peer group based on a recognized market index to benchmark compensation.	We did not provide tax gross-ups on perquisites.
We target the market median (50th percentile) for all elements of direct compensation.	We do not provide excise tax gross-ups on change in control payments.
We review tally sheets when making executive compensation decisions.	We do not have individually negotiated change in control agreements.
We balance multiple metrics for short- and long-term incentives.	We do not provide personal use of any corporate aircraft.
We have double-trigger change in control provisions for acceleration of equity award vesting.	We do not re-price underwater stock options.
We have stock ownership guidelines.	Our Compensation Committee’s independent compensation consultant does not provide any other services to the Company.
We have eliminated all officer perquisites beginning in 2012.
We prohibit hedging of Company securities.
We seek shareholder feedback on our executive compensation.

How Our CEO Pay is Tied to Performance

The link between pay and performance is highlighted by trends in our CEO’s compensation. The following table shows the alignment of our CEO’s total direct compensation over the past three years with our indexed TSR, which represents the value of an initial investment of $100 in EIX common stock at the beginning of the three-year period, and assumes that dividends are reinvested. The three-year period is most relevant because 2009 was Mr. Craver’s first full year of service as CEO.

The data used in the table reflects grant date fair value of stock and option awards. It does not reflect the realized value of equity awards. For example, it does not reflect the actual payout of performance shares, which was $0 in 2009, $0 in 2010, and 63% of target in 2011, as discussed below under “How Our Long Term Incentives are Tied to Shareholder Value.”

How Our CEO Pay Compares to Peer Group Median

As in prior years, our peer group for purposes of benchmarking 2011 compensation was the Philadelphia Utility Index, substituting Sempra Energy for AES Corporation. The target value of total direct compensation for the CEO was set at approximately the median level for the peer group.

Upon his initial election as CEO, Mr. Craver’s total direct compensation was low relative to the peer group and has increased to bring his compensation closer to the peer group median. The following chart shows Mr. Craver’s total direct compensation as reported in the Summary Compensation Table relative to the peer group median. For this purpose, because 2011 proxy data is largely unavailable for our peer group, the peer group median total direct compensation for 2011 has been determined using 2010 proxy statement data.

The following chart shows the percentile ranking of Mr. Craver’s aggregate total direct compensation relative to the peer group median for the last three years compared to the percentile ranking of EIX’s TSR relative to the peer group over the same period. The chart uses Summary Compensation Table data for Mr. Craver and peer group companies. We believe comparison to the three-year period is more meaningful than shorter periods because special factors can affect TSR results in any one year.

How Our Short-Term Incentive Plan is Tied to Shareholder Value

Our annual incentive program is designed to enhance long-term shareholder value by encouraging our NEOs to focus on the financial, strategic and operational objectives that support our business strategy discussed above under “Our Business and Strategy.” At least half of the value of annual incentive payouts for 2011 was dependent on financial performance, as measured by core EPS, or, for EMG, core adjusted EBITDA. The strategic and operational goals are focused on factors identified as key to the success of our overall business strategy. By focusing on performance and achievement of our overall business strategy, we tie our short-term incentive plan to shareholder value.

How Our Long-Term Incentive Plan is Tied to Shareholder Value

We tie our NEOs’ long-term interests to those of shareholders by making equity a substantial portion of our executive compensation. A decline in stock price results in a decrease in value of the equity compensation. This link is demonstrated in part by the recent payout history of our performance shares. Performance share grants are designed to provide for 17% of CEO and 12% of other NEO total target compensation. However, relative TSR as compared to our peer group for the 2008-2010, 2007-2009, and 2006-2008 performance periods was below the threshold required for payout of the performance shares, resulting in no payouts.

The following chart shows the target value of performance share awards granted between 2005 and 2009 compared to the value realized upon vesting of those awards following the related three-year performance period based on our relative TSR percentile ranking in our peer group. The value realized upon vesting reflects the TSR ranking and the change in the stock price between the grant date and the vesting date.

Likewise, NEOs realize value in the stock option portion of their long-term award only if the EIX stock price appreciates after the grant date. NEOs realize an increase or decrease in value compared to the target value of the restricted stock unit portion of their long-term award commensurate with the increase or decrease in value realized by shareholders from changes in the stock price and dividends over the three-year vesting period.

Shareholder Communication and Compensation Changes for 2012

Approximately 81% of EIX shareholders voted in favor of our executive compensation in 2011. The Committee reviewed the results of our shareholder vote, including feedback from major shareholders who were willing to share the reasons for voting “against” our executive pay, as well as feedback from those who voted in favor of it. Taking the vote results and shareholder feedback into account, and considering trends in executive compensation and the best interests of shareholders, the Committee approved the following changes to our executive compensation program effective for 2012.

Change in Performance Share Metrics

The Committee added a second metric for measuring performance share payouts. Beginning with performance shares granted in 2012, performance will be measured using (i) the existing relative TSR metric, with the threshold performance level for payout reduced from the 40th percentile to the 25th percentile; and (ii) a new EPS metric that measures EIX’s three-year average core EPS against pre-determined threshold, target and maximum EPS levels. Each metric will be weighted 50%.

The Committee’s independent compensation consultant, Frederic W. Cook & Company (“F.W. Cook”), has advised the Committee that the reduction in TSR threshold performance level is in line with peer group companies using this metric. The Committee believes the addition of an EPS metric alleviates shareholder concern regarding reliance on a single metric and reduces the volatility of payouts, while continuing to reinforce alignment with shareholder value and a strong focus on company-specific objectives.

Minor Change in Peer Group

The Committee adopted the Philadelphia Utility Index as the Company’s peer group, without adjustment, both for purposes of evaluating the relative TSR metric of the performance shares and for our compensation benchmarking. Previously, we adjusted the Index by substituting Sempra Energy for

AES Corporation. The Committee believes that adjusting the Index diminished the value of utilizing a market index, which it believes is a best practice.

Elimination of Executive Perquisites

The Committee eliminated all NEO perquisites effective January 1, 2012. The perquisites consisted of estate and financial planning services, executive preventive health care benefits, and a car allowance or car service. Additionally, club memberships were eliminated for executives effective January 1, 2012.

Increase in CEO Stock Ownership Guideline

The Committee increased our CEO’s stock ownership guideline from five to six times his annual base salary.

Consideration of Clawback Policy

The SEC is expected to propose rules in 2012 that will require public companies to adopt a clawback policy to recover incentive-based compensation from executives under certain conditions. The Committee has decided to postpone the adoption of a clawback policy until the SEC issues its rules, but the clawback policy, at a minimum, will comply with the final rules when issued by the SEC.

II.	What We Pay and Why: Elements of Direct Compensation

Our executive compensation program seeks to achieve three fundamental objectives:

•	Attract and retain qualified executives;

•	Focus executives’ attention on specific strategic and operating objectives of the Company that will increase shareholder value; and

•	Align executive pay directly with shareholder return through long-term incentives.

This section of the CD&A discusses the elements of direct compensation offered under our program, which include base salaries, annual cash incentives, and long-term equity-based incentives.

The target value of total direct compensation for each NEO is set at approximately the median level for that position among the peer group companies. The reasons for the Committee’s decision to use the median level include:

•

The policy of the applicable regulatory authorities that SCE should provide market level compensation, and the desire for internal compensation equity across EIX, SCE and EMG for executive career development and succession planning purposes;

•	Above-median compensation generally has not been necessary for recruitment and retention; and

•	Below-median compensation would create retention and recruitment difficulties.

A significant portion of our total direct compensation is performance-based, and therefore not guaranteed. The following charts that our CEO and other NEOs, on average, had approximately 85% and 68%, respectively, of their 2011 total direct compensation contingent upon performance outcomes, with the largest percentage comprising long-term incentive compensation.

This pay mix provides an opportunity for NEO compensation to reflect the upside and downside potential of company performance and helps to focus their attention on our strategic and operating objectives.

Base Salary

We pay our NEOs a fixed base salary to attract talented executives. For 2011, each NEO was assigned to an executive band based on his or her position. Each band had a base salary range consisting of a minimum, median and maximum. The median of the base salary range is the average of market median salaries for comparable positions in that band. F.W. Cook provides the Committee with peer group salary data based on proxy statements and pay surveys. None of our NEOs has a contractual right to receive a fixed base salary.

The salary increases between 2010 and 2011 shown in the Summary Compensation Table for Messrs. Craver and Scilacci were attributable to bringing their salaries closer to market median. The salary increases for Messrs. Litzinger, Pizarro and Pickett reflect the fact that these officers were promoted to their current positions on January 1, 2011. The salary increase for Mr. Dietrich reflects the fact that he was employed for all of 2011 compared to two months in 2010.

Annual Incentives

Executive Incentive Compensation Plan

NEOs are eligible for annual incentive awards under the EIX Executive Incentive Compensation Plan for achieving specific financial, strategic and operational goals pre-established at the beginning of each year. The target value is stated as a percentage of base salary and is based on the median of target annual incentive awards for comparable positions. The minimum award is $0. The maximum award is 200% of target, which F.W. Cook has advised the Committee is the most prevalent practice among the peer group companies.

The Committee determines annual incentive awards based on corporate and individual performance. The corporate performance factor is based on performance relative to the pre-established goals. For each goal category, the Committee assigned a target score equal to the relative weight given that goal category and a potential score range. In February 2012, the Committee determined the score achieved for each goal category, depending on the extent to which the goals were unmet, met or exceeded.

Goals were established for each of EIX, SCE and EMG. Annual incentive awards for the EIX NEOs, except Messrs. Litzinger and Pizarro, were based on EIX performance. Annual incentive awards for the SCE NEOs, including Mr. Litzinger, were based on SCE performance. Mr. Pizarro’s annual incentive award was based on EMG performance.

EIX Performance

Performance on the 2011 financial goal for EIX, measured by core EPS and weighted 60%, is shown below. The threshold level, below which no incentive would be paid, was $2.05. The maximum score of two times target would be earned if core EPS of $3.25 was achieved.

Financial Performance	Target	Actual	Potential Score	Performance
Core EPS	$2.75	$3.22	0-120	100

Performance on the 2011 strategic and operational goals for EIX, each weighted 10%, is shown below.

Goal Category	Target Score	Potential Score	Performance
Implement Strategic Plan	10	0-20	10
Regulatory and Legislative Advocacy	10	0-20	10
Operational Excellence	10	0-20	7
People and Culture	10	0-20	12

Key factors contributing to above and below target scores were:

•	Operational Excellence: San Onofre Nuclear Generating Station (“SONGS”) regulatory performance goals were exceeded, but company-wide workplace safety goals were not met.

•	People and Culture: Goal to enhance leadership effectiveness was exceeded through increased executive diversity, new leadership programs and company-wide talent assessment.

SCE Performance

Performance on the 2011 financial goal for SCE, measured by core EPS and weighted 60%, is shown below. The threshold level was $2.78. The maximum score was the same as target. For SCE, above-target financial performance does not increase the score. The score is capped in order to mitigate a potential perception that SCE executives may be motivated to achieve short-term earnings over the interests of other regulated utility stakeholders.

Financial Performance	Target	Actual	Potential Score	Performance
Core EPS	$3.08	$3.33	0-60	60

Performance on the 2011 strategic and operational goals for SCE, weighted a total of 40%, is shown below.

Goal Category	Target Score	Potential Score	Performance
Regulatory and Legislative Advocacy	15	0-50	20
Operational Excellence	20	0-70	15
People and Culture	5	0-20	5

Key factors contributing to above and below target scores were:

•	Regulatory and Legislative Advocacy: Effective management of 2012 General Rate Case and proactive efforts to address operating cost reductions.

•	Operational Excellence: SONGS regulatory performance goals and smart meter installation goals were exceeded, but workplace safety goals were not met and transmission projects incurred cost increases.

EMG Performance

Performance on the 2011 financial goal for EMG, measured by core adjusted EBITDA and weighted 50%, is shown below. The threshold level was $300 million. The maximum score of two times target would be earned if core adjusted EBITDA of $590 million was achieved.

Financial Performance	Target (million)	Actual (million)	Potential Score	Performance
Core Adjusted EBITDA(1)	$465	$510	0-100	68

Performance on the 2011 strategic and operational goals for EMG, weighted a total of 50%, is shown below.

Goal Category	Target Score	Potential Score	Performance
Implement Strategic Plan	20	0-40	18
Regulatory and Legislative Advocacy	10	0-20	15
Operational Excellence	15	0-30	13
People and Culture	5	0-10	5

Key factors contributing to above and below target scores were:

•	Regulatory and Legislative Advocacy: Good result in the New Source Review litigation.

•	Operational Excellence: Workplace safety goals were not met.

Based on 2011 performance, the corporate performance factors for EIX, SCE and EMG were 120%, 100%, 118% of target, respectively. The Committee has discretion to increase or decrease the corporate performance factor from the amount determined by application of the scoring matrix if it determines that events have occurred which have a significant impact on the Company that were not reflected in the pre-established goals.

(1)

Adjusted EBITDA is defined in 2011 as EMG’s GAAP total earnings, excluding income or loss from discontinued operations, plus (i) interest expense (net of amounts capitalized) and depreciation, decommissioning and amortization, minus (ii) interest income and income tax benefits, plus (iii) the net amount of certain specific adjustments.

The Committee exercised discretion to reduce the EIX corporate performance factor from 139%, as determined by application of the matrix, to 120%. As noted above, SCE’s above-target core EPS performance did not increase SCE’s corporate performance factor. For parity, the Committee reduced EIX’s corporate performance factor by the amount attributable to SCE’s above-target core EPS performance.

2011 Annual Incentive Results

The Committee determines the annual incentive award for each NEO by multiplying the target percentage by the corporate performance factor and an individual performance factor based on the Committee’s assessment of individual performance. The maximum award is two times the target percentage. The resulting annual incentive awards to our EIX NEOs were as follows:

EIX NEOs	Annual Incentive Target (% of salary)	Annual Incentive Award (% of salary)
Theodore F. Craver, Jr.	110%	133%
W. James Scilacci	70%	84%
Robert L. Adler	70%	92%
Pedro J. Pizarro	65%	77%
Ronald L. Litzinger	70%	70%

Target and actual annual incentive award results for all NEOs are shown in the “Grants of Plan-Based Awards” table and the Summary Compensation Table, respectively.

Impact of Other Plans

Mr. Dietrich also participated in a retention plan for executives employed at SONGS. The SONGS plan provides that a portion of Mr. Dietrich’s target annual incentive otherwise payable under the EIX Executive Incentive Compensation Plan for 2010 through 2012 is aggregated as an award under the SONGS plan and payable subject to goals specific to SONGS performance over that time. The maximum award under the SONGS plan is three times the three-year aggregate target incentive. The 2011 target and maximum annual incentive award amounts for Mr. Dietrich under the SONGS plan are in the “Grants of Plan-Based Awards” table below, and the amount of his award for 2011 is reflected in column (g) of the “Summary Compensation Table.”

To qualify annual incentive awards as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code, the EIX Committee adopted the EIX 2011 Executive Annual Incentive Program (“162(m) Program”). Under this Program, an overall maximum annual incentive award for 2011 was established for each participating EIX NEO as a specified percentage of an annual incentive award pool. The aggregate award pool had a maximum value equal to 1.5% of EIX’s 2011 consolidated earnings from continuing operations, subject to adjustment for the effects of any special charges to earnings. The actual annual incentive awarded to each participating EIX NEO under the Executive Incentive Compensation Plan for 2011 was less than the applicable maximum under the 162(m) Program. Thus, all such compensation was tax-deductible.

Long-Term Incentives

We provide our NEOs with long-term incentives that are directly linked to the value provided to EIX shareholders. All of our long-term incentives are awarded as equity instruments reflecting, or valued by reference to, EIX Common Stock. Long-term incentive awards are made under the EIX 2007 Performance Incentive Plan.

Long-Term Equity Mix

In 2011, each NEO’s long-term incentive award value was in the form of 50% non-qualified stock options, 25% performance shares, and 25% restricted stock units as shown in the chart below.

The Committee believes the long-term incentive award allocations strike an appropriate balance among equity awards that reward:

•	Absolute shareholder return (non-qualified stock options);

•	Relative shareholder return (performance shares); and

•	Shareholder value over a multi-year vesting period for retention purposes (restricted stock units).

More than 50% of our long-term equity mix is performance-based. In addition to the performance shares, we believe stock options are performance-based because NEOs will realize value only if the market value of the EIX Common Stock appreciates over time.

Value of Long-Term Equity

In December 2010, the Committee approved the target long-term incentive award value for each executive band for the upcoming year. The target value is stated as a percentage of base salary and is based on the median level of target long-term incentive award values for comparable positions in that band.

For 2011, the Committee increased the target long-term incentive award value for two bands that include NEOs. In each instance, the increase partially closed the gap between projected 2011 market median levels and 2010 target award values. The target value for Mr. Craver was increased by approximately 16%. The target value for Messrs. Scilacci, Adler and Litzinger was increased by approximately 11%.

The Committee approved grants of stock options, performance shares, and restricted stock units to the NEOs on February 23, 2011, with a grant date of March 3, 2011. The grant date value of each award is listed in the “Grants of Plan-Based Awards” table below. The Committee approved long-term incentive awards valued at 110% of target for Messrs. Litzinger and Pickett in connection with their promotions to President of SCE and Executive Vice

President of SCE, respectively, and 115% of target for Mr. Pizarro in connection with his promotion to President of EMG.

The Committee approved the award values and methodology for converting those values into the number of options, performance shares, and restricted stock units at the time of each long-term incentive grant. The aggregate grant date values of NEOs’ 2011 long-term incentive awards are reflected in columns (e) and (f) of the “Summary Compensation Table.”

Stock Options

Each stock option granted may be exercised to purchase one share of EIX Common Stock at an exercise price equal to the closing price of a share of EIX Common Stock on the applicable grant date. Options vest over a four-year period, subject to continued employment, with one-fourth of each award generally vesting and becoming exercisable at the beginning of each year.

Performance Shares

Performance shares reward performance over three years against a pre-established metric. Each performance share awarded is a contractual right to receive one share of EIX Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied. The amount realized in the performance share portion of an NEO’s long-term award is formulaic so that neither management nor the Committee has authority to increase or decrease the award payment. The performance share awards provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the performance period, each NEO will be credited with an additional number of target performance shares subject to the same terms and conditions as the original performance shares.

The performance measure is based on the percentile ranking of EIX’s TSR for the three-year performance period compared to the TSR of each stock in EIX’s peer group for the same period. The following chart provides the percentile ranking and corresponding payout levels:

Payout Levels	TSR Ranking	Payout
Threshold	40th Percentile	25% of Target
Target	50th Percentile	Target
Maximum	≥75th Percentile	200% of Target

If EIX achieves a TSR ranking between any of the percentiles specified above, the number of shares paid will be interpolated on a straight-line basis. For purposes of determining performance share payouts, TSR is calculated using the difference between (i) the average closing stock price for the relevant stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the relevant stock for the 20 trading days ending with the measurement date, and assumes all dividends are reinvested on the ex-dividend date. See “Shareholder Communications and Compensation Changes for 2012” in Part I above for a discussion of the Committee’s adoption of a second metric for performance share payouts beginning in 2012.

The performance shares generally are paid half in EIX Common Stock and half in cash having a value equal to the EIX Common Stock that otherwise would have been delivered. EIX converts awards to cash to the extent necessary to satisfy minimum tax withholding or any governmental levies. NEOs may elect to defer payment of the portion of performance shares payable in cash under the Executive Deferred Compensation Plan.

EIX stock performance from 2009-2011 resulted in a payout of the 2009 performance share awards at 63% of target because our stock performance ranked in the 45th percentile of our peer group. For payout values of performance share awards granted over the last five years, see the “Value of CEO Performance Shares” chart under “How Our Long-Term Incentives are Tied to Shareholder Value” in the Executive Summary above.

Restricted Stock Units

Each restricted stock unit awarded is a contractual right to receive one share of EIX Common Stock if continued service vesting requirements are satisfied.

The restricted stock units for NEOs provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the vesting period, the NEO will be credited with an additional number of restricted stock units subject to the same terms and conditions as the original restricted stock units.

The restricted stock units are paid in EIX Common Stock, except EIX converts awards to cash having a value equal to the stock that otherwise would have been delivered to satisfy minimum tax withholding and governmental levies. The EIX Committee may elect to pay any restricted stock units in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the EIX 2007 Performance Incentive Plan.

Acceleration of Long-Term Equity

If an NEO terminates employment after reaching age 65, or age 61 with five years of service, (i) stock options will vest and continue to become exercisable as scheduled, (ii) performance shares will be retained, and (iii) restricted stock units will vest and become payable as scheduled; in each instance, subject to a pro-rated reduction if the NEO retires within the year of grant. If an NEO dies or becomes disabled while employed, stock options and restricted stock units will immediately vest and become exercisable and payable, respectively, and performance shares will be retained.

III.	How We Make Compensation Decisions

Role of Compensation Committee and Executive Officers

The Committee is responsible for reviewing and determining the compensation paid to Company officers, including the NEOs. The Committee annually reviews all components of compensation for our CEO and other NEOs. This review encompasses all forms of compensation, including base salary, annual and long-term incentives, and other benefits, as well as amounts pursuant to retirement and non-qualified deferred compensation plans.

In December 2010, the Committee approved the base salary range, and the target and maximum potential annual and long-term incentive award values for each executive band for 2011. The annual and long-term incentive target awards are stated as percentages of base salary and are based on the median level of target annual and long-term incentive award values for comparable positions in that band. Each February, after performance results for the prior year are finalized, the Committee determines annual incentive awards for the prior year and performance share payouts for the prior performance period. At that time, the Committee also approves base salary changes and long-term incentive grants for the current year. Base salary changes are effective in March of each year.

The CEO provides the Committee with recommendations regarding the compensation of the NEOs (other than his own). Other NEOs participate in developing and reviewing executive compensation recommendations, but do not participate in recommendations regarding their own compensation.

In determining the compensation of the CEO, the Committee Chair solicits input on his performance from the non-employee Directors. The Chair reports to the Committee on the input received. The Committee discusses the report and determines the compensation of the CEO in executive session without the CEO present. The Chair also reports to the Board in a non-management executive session on the input received and the Committee’s compensation determination.

For officers who are not EIX executive officers, the Committee has authorized the CEO and the EIX Senior Vice President for Human Resources to jointly approve special relocation, recruitment and retention awards within specific limits pre-approved by the Committee. Mid-year compensation determinations for newly hired and promoted officers who are not EIX executive officers that are within guidelines previously approved by the Committee do not require Committee approval.

Tally Sheets

The Committee reviewed tally sheets for the EIX NEOs. Tally sheets provide the Committee with information about the following components of compensation paid over the three-year period ending December 31, 2011:

•	Cash compensation (base pay and annual incentives);
•	Equity award values (stock options, performance shares and restricted stock units); and

•	Changes in pension values and non-qualified plan earnings.

The tally sheets also provide the amounts payable in the event of voluntary or involuntary separation from service, death or disability, or a change in control resulting in termination.

The Committee also reviews other information for the EIX NEOs’ compensation, including stock program statistics on share usage, analysis of current exercise values of prior option grants, and a summary of current and past performance share results.

Role of the Committee’s Independent Compensation Consultant

The Committee has retained F.W. Cook to assist in the evaluation of officer compensation, including the NEOs; however, the Committee makes all decisions regarding our executives’ compensation. Generally, this assistance includes helping the Committee identify industry trends and norms for executive compensation; reviewing and identifying the appropriate peer group companies; and evaluating relevant executive compensation data for these companies.

During 2011, F.W. Cook performed the following specific services:

•	Provided a presentation on executive compensation trends and competitive evaluation of total direct compensation for executives;

•	Reviewed Committee agendas and supporting materials before each meeting, and raised questions/issues with management and the Committee Chair, as appropriate;

•	Reviewed drafts and commented on the CD&A for the proxy statement and related compensation tables; and

•	Provided recommendations on CEO total compensation to the Committee at its February meeting, without prior review by our CEO.

In addition, an F.W. Cook representative attended Committee meetings and communicated directly with the Committee as needed. F.W. Cook did not perform any services for the Company unrelated to the Committee’s responsibilities for our compensation programs, and all interactions with management were incidental to its work for the Committee.

The Committee retains sole authority to hire F.W. Cook, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement.

Use of Competitive Data

The Committee relies on various sources of compensation information to determine the competitive market for our executive officers, including the NEOs. The Committee uses data from pay surveys by Towers Watson and AonHewitt, along with other specialty surveys for industry-specific jobs, to compile source data for its compensation evaluation.

Peer Group

All elements of executive compensation are regularly benchmarked against executive compensation in peer companies. Base salary, target annual incentives, and long-term incentive grant values are benchmarked annually. Other executive benefits and perquisites are benchmarked at least every three years. In connection with its 2011 benchmarking review of executive benefits, the Committee eliminated all perquisites for our executives, including the NEOs, beginning in January 2012, as discussed under “Shareholder Communication and Compensation Changes for 2012” in Part I above.

The Committee selected the following companies as the 2011 peer group, which includes the companies in the Philadelphia Utility Index as of February 2011 but substitutes Sempra Energy for AES Corporation. The same peer group has been used by the Committee since 2005. Use of an established market index for peer group purposes is consistent with the way in which investors evaluate performance across companies, such as review of relative TSR within an industry.

2011 Peer Group Companies – Adjusted Philadelphia Utility Index
Ameren	FirstEnergy
American Electric Power	NextEra Energy
CenterPoint Energy	Northeast Utilities
Consolidated Edison	PG&E Corporation
Constellation Energy	Progress Energy
Dominion Resources	Public Service Enterprise Group
DTE Energy	Sempra Energy
Duke Energy	Southern Company
Entergy	Xcel Energy
Exelon

AES Corporation was excluded from the group because its mix of business revenues differs significantly from EIX and the other companies in the group, and Sempra Energy was included due to its California nexus. The companies in our peer group are similar to EIX in revenue and market capitalization, with EIX ranking at the 47th and 42nd percentile, respectively, based on data reported for the most recent four quarters ending on or before December 2011.

As noted in the CD&A, the Committee has adopted the unadjusted Philadelphia Utility Index beginning in 2012 so that the peer group will track the market index.

Risk Considerations

Our executive compensation policy directs that our total compensation structure should not encourage inappropriate or excessive risk-taking. The Committee takes risk into consideration when reviewing and approving executive compensation.

As specified in its charter, and with the assistance of F.W. Cook and Company management, the Committee reviewed the Company’s compensation programs for executives and for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

In particular, in concluding that the current executive compensation program does not encourage inappropriate or excessive risk-taking, the Committee noted the following characteristics which limit risk:

•	Annual incentives are balanced with long-term incentives to lessen the risk that short-term objectives might be pursued to the detriment of long-term value;

•

Goals for annual incentive programs are varied (not focused on just one metric) and include specific risk management, safety and compliance goals, and are subject to Committee review and discretion as to the ultimate award payment for executives;

•	Long-term incentive awards are subject to a multi-year vesting schedule;

•	The ultimate value of equity grants is not solely dependent on stock price due to the use of relative TSR for performance shares;

•	Stock ownership guidelines require top officers to hold company stock worth two to six times their salary; and

•	Executive retirement and deferred compensation benefits are unfunded and thus depend in part on the continued solvency of the Company.

IV.	Other Benefits

Post-Employment Benefits

The NEOs receive retirement benefits under qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and the Edison 401(k) Savings Plan are both qualified retirement plans in which the NEOs participate on substantially the same terms as other participating employees.

Due to limitations imposed by ERISA and the Internal Revenue Code, the benefits payable to the NEOs under the SCE Retirement Plan and the Edison

401(k) Savings Plan are limited. Because we do not believe that it is appropriate for retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have established the Executive Retirement Plan and the Executive Deferred Compensation Plan that permit our NEOs to receive the full amount of benefits that would be paid under the qualified plans but for such limitations, and certain additional benefits.

For descriptions of the tax-qualified and non-qualified defined benefit pension plans and the Executive Deferred Compensation Plan, see the narrative below to the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

The Company also sponsors survivor and disability benefit plans in which the NEOs are eligible to participate.

Severance and Change in Control Benefits

Our policy regarding severance protection for NEOs stems from its importance in recruiting and retaining executives. Executives are recruited from well-compensated positions in other companies or have attractive opportunities with other companies. We believe offering one year’s worth of compensation and benefits if any officer is involuntarily severed without cause offers financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason,” except in the event of a change in control. The Company also provides severance protection for non-executive employees whose positions are eliminated.

The current executive compensation plans offer additional benefits in the event of a change in control of EIX. We believe that the occurrence, or expected occurrence, of a change-in-control transaction would create uncertainty regarding continued employment for NEOs. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level.

To encourage the NEOs to remain employed with the Company during a time when their prospects for continued employment following the transaction would be uncertain, and to permit them to remain focused on the Company’s interests during the change in control, the NEOs would be provided with enhanced severance benefits if their employment were actually or constructively terminated without cause within a defined period of a change in control. Constructive termination would include occurrences such as a material diminution in duties or salary, or a substantial relocation.

Given that none of the NEOs has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or annual incentive award, we believe that a constructive termination severance trigger is needed to prevent potential acquirors from having an incentive to constructively terminate an NEO’s employment to avoid paying any severance benefits at all. We do not provide excise tax gross-ups on change-in-control severance benefits for any of our executives. We do not believe that NEOs should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore, the payment of cash severance benefits is subject to a double-trigger where an actual or constructive termination of employment would also have to occur before payment.

However, if a change in control occurs where EIX is not the surviving corporation, and following the transaction, outstanding equity awards would not be continued or assumed, then NEOs would receive immediate vesting of their outstanding equity awards as described under “Potential Payments Upon Termination or Change in Control” below.

We believe it is appropriate to fully vest equity awards in change-in-control situations where EIX is not the surviving corporation and the equity awards are not assumed, whether or not employment is terminated, because such a transaction effectively ends the NEOs’ ability to realize any further value with respect to the equity awards. However, restricted stock units will continue, in connection with a change in control, to vest and be paid on the original schedule unless the award is terminated in connection with the change in control in accordance with special rules under Code Section 409A, or the officer’s employment is terminated involuntarily not for cause or constructively terminated within a specified period around the change in control.

For detailed information on the estimated potential payments and benefits payable to NEOs in the event of their termination of employment, including following a change in control of the Company, see “Potential Payments Upon Termination or Change in Control” below.

Perquisites

For 2011, the NEOs received the following perquisites:

•	Estate and financial planning services;

•	Executive preventive health care benefits; and

•	Car allowance or car service.

For 2011, no tax gross-up payments were made on taxable perquisites. All perquisites were eliminated for our NEOs effective January 2012.

The values of perquisites provided to each NEO in 2011 are reported in column (i) of the “Summary Compensation Table” below, and are further described in footnote (5) to that table.

V.	Other Compensation Policies and Guidelines

Tax-Deductibility

Section 162(m) generally disallows a tax deduction by public companies for compensation over $1,000,000 paid to their chief executive officers and their other most highly compensated executive officers unless certain tests are met. While EIX’s first priority is to achieve its executive compensation objectives, it will generally attempt to design and administer its executive compensation program to preserve the deductibility of compensation payments to the EIX NEOs to the extent possible.

Under the EIX 2007 Performance Incentive Plan, non-qualified stock options, performance shares and annual incentive awards awarded to the EIX NEOs are structured to constitute performance-based compensation within the meaning of Section 162(m). However, restricted stock units are not deductible performance-based compensation within the meaning of Section 162(m). This is consistent with EIX’s philosophy that its goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, the Company has adopted stock ownership guidelines that require the NEOs to own EIX Common Stock or equivalents in an amount ranging from two to six times their annual base salary. The stock ownership guidelines for the NEOs are as follows:

•	Mr. Craver – six times salary

•	Messrs. Scilacci, Adler, Litzinger and Pizarro – three times salary

•	Mses. Sullivan and Ziegler and Messrs. Dietrich and Pickett – two times salary

The NEOs are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. EIX Common Stock owned outright, shares held in the 401(k) Plan, and vested and unvested restricted stock units which do not depend on performance measures are included in determining compliance with the guidelines. Shares that NEOs have the right to acquire through the exercise or payout of stock options and performance shares are not included in determining compliance until such time as the options or performance shares are actually exercised, or paid, as the case may be, and the shares are acquired. All of the NEOs currently meet their stock ownership requirements under these guidelines.

Hedging Policy

Under the Company’s Insider Trading Policy, hedging related to Company securities, including EIX shares, is prohibited for all employees, including NEOs. In addition, EIX executive officers may not pledge Company securities as collateral for loans.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Joint Proxy Statement. Based upon this review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s 2011 Annual Report on Form 10-K and this Joint Proxy Statement.

Richard T. Schlosberg, III, Chair

Bradford M. Freeman

Luis G. Nogales

James M. Rosser

Brett White

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Mr. Nogales became a Committee member when the Committees were reappointed on April 28, 2011, and Mr. Sutton ceased to be a Committee member on that date. The other Committee members whose names appear on the Compensation Committee Report above were Committee members during all of 2011. Under applicable SEC rules, there were no interlocks or insider participation on the Committee.

SUMMARY COMPENSATION TABLE

The following table presents information regarding compensation of the NEOs for service during 2011, and where applicable because the NEO was also an EIX or SCE NEO in prior years, 2010 and/or 2009.

The table below was prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our NEOs. Specifically, the amounts under “Stock Awards” do not represent the actual amounts paid to or realized by our NEOs for these awards during 2009-2011, but represent the aggregate grant date fair value of awards granted in those years for financial reporting purposes. Likewise, the amounts under “Change in Pension Value and Non-qualified Deferred Compensation Earnings” do not reflect amounts paid to or realized by our NEOs during 2009-2011, but represent the change in the actuarial present values of such NEOs’ accumulated pension benefits based on the assumptions we use for financial reporting purposes.

Name and Principal Position/	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(3) ($)	All Other Compen- sation (4)(5)(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F. Craver, Jr.	2011	1,142,115	—	2,501,274	2,501,250	1,518,000	2,968,854	212,029	10,843,523
EIX Chairman of the Board, President and CEO	2010 2009	1,096,115 1,054,038	— —	2,268,778 1,480,107	2,268,755 1,480,097	1,633,500 1,365,000	2,100,132 1,241,957	174,260 154,898	9,541,540 6,776,097
W. James Scilacci	2011	562,635	—	550,886	550,880	474,600	1,254,988	91,423	3,485,412
EIX Executive Vice President, CFO and Treasurer	2010 2009	544,231 493,846	— —	529,414 352,417	529,377 352,405	519,800 455,000	894,459 445,515	76,455 70,846	3,093,736 2,170,209
Robert L. Adler	2011	550,000	—	536,306	536,254	508,200	301,967	85,020	2,517,747
EIX Executive Vice President and General Counsel	2010 2009	548,173 527,019	— —	481,256 370,051	481,255 370,026	571,700 514,500	203,246 142,804	73,298 58,871	2,358,927 1,983,271
Pedro J. Pizarro	2011	450,000	—	362,283	362,253	345,200	289,971	79,941	1,889,648
EMG President in 2011; SCE Executive Vice President in 2010 and 2009	2010 2009	398,125 396,252	— —	277,668 224,622	277,621 244,588	368,600 360,900	241,232 161,005	58,554 55,931	1,621,800 1,463,298
Ronald L. Litzinger	2011	545,000	—	584,551	584,517	381,500	734,379	89,940	2,919,887
SCE President in 2011; EMG President and CEO in 2010 and 2009	2010 2009	516,981 508,904	— —	495,697 363,001	495,690 362,979	464,000 396,600	546,776 265,599	91,616 80,371	2,610,760 1,977,454
SCE NEOs Only:
Linda G. Sullivan	2011	341,300	—	153,591	153,587	225,300	354,316	63,326	1,291,420
SCE Senior Vice President and CFO	2010 2009	340,042 302,575	— —	153,621 135,459	153,588 135,397	256,200 215,700	228,564 138,987	49,085 44,684	1,181,100 972,802
Stephen E. Pickett
SCE Executive Vice President in 2011; SCE Senior Vice President and General Counsel in 2009	2011 2010 2009	400,000 379,454 379,454	— — —	198,060 170,134 149,883	198,005 170,104 149,860	220,000 297,300 291,100	585,844 515,645 365,045	68,783 56,565 55,020	1,670,692 1,589,202 1,390,362
Lynda L. Ziegler	2011	386,100	—	216,239	216,221	175,700	595,719	64,603	1,654,581
SCE Executive Vice President
Peter T. Dietrich	2011	435,000	—	195,775	195,756	284,910	94,434	815,893	2,021,768
SCE Senior Vice President and Chief Nuclear Officer	2010	58,558	—	195,768	195,752	71,912	9,208	1,317,764	1,848,962

(1)

Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in this Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2011 Annual Report to Shareholders and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

The table below shows the maximum value of performance share awards included in this “Summary Compensation Table” at the grant date assuming that the highest level of performance conditions will be achieved. The 2009 performance share awards vested in 2011, and the value realized on vesting was substantially lower than the maximum value reported below. See the “Option Exercises and Stock Vested” table below for value realized on vesting of the 2009 performance share awards.

Name	Maximum Performance Share Potential as of Grant Date for 2011 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2010 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2009 Awards ($)
Theodore F. Craver, Jr.	2,501,287	2,268,760	1,480,098
W. James Scilacci	550,896	529,425	352,404
Robert L. Adler	536,313	481,260	370,035
Pedro J. Pizarro	362,276	277,680	244,620
Ronald L. Litzinger	584,519	495,690	362,991
SCE NEOs Only:
Linda G. Sullivan	153,596	153,595	135,482
Stephen E. Pickett	198,045	170,105	149,881
Lynda L. Ziegler	216,257	148,525	126,791
Peter T. Dietrich	195,752	195,757	—

(2)

Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in this Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2011 Annual Report to Shareholders and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

(3)

The reported amounts include (i) interest on deferred compensation account balances considered under SEC rules to be at above-market rates, and (ii) the aggregate change in the actuarial present value of each NEO’s accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan, as reflected in the following table:

Name	2011 Interest Amounts ($)	2011 Change in Actuarial Present Value ($)
Theodore F. Craver, Jr.	380,581	2,588,273
W. James Scilacci	95,697	1,159,291
Robert L. Adler	6,648	295,319
Pedro J. Pizarro	69,330	220,641
Ronald L. Litzinger	34,235	700,144
SCE NEOs Only:
Linda G. Sullivan	21,870	332,446
Stephen E. Pickett	164,780	430,939
Lynda L. Ziegler	62,058	523,786
Peter T. Dietrich	24,404	70,030

(4)	Amounts reported for 2011 include Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, as indicated in the table below.

Name	Plan Contributions ($)
Theodore F. Craver, Jr.	117,428
W. James Scilacci	49,321
Robert L. Adler	50,151
Pedro J. Pizarro	44,887
Ronald L. Litzinger	58,023
SCE NEOs Only:
Linda G. Sullivan	28,164
Stephen E. Pickett	32,733
Lynda L. Ziegler	31,219
Peter T. Dietrich	18,083

(5)

Amounts reported for 2011 include the following perquisites: estate and financial planning services, car allowance and, for Mr. Craver and Mr. Pizarro, the use of a car service, and executive preventive health care benefits. The amounts reported for Mr. Craver’s car service for 2009 and 2010 were previously miscalculated due to administrative error and have been increased by $5,732 and $5,752, respectively. Amounts also include miscellaneous items such as spousal travel where the spouse was expected to attend a business-related function, recognition gifts, tickets to sports and entertainment events, and club memberships, all of which were only provided to NEOs where such items served a business purpose. Charitable matching gifts are also included for Mr. Craver, who was permitted to participate in the charitable matching gift program for Directors described in footnote (5) to the “Director Compensation” table below.

(6)	Amounts reported for 2011 also include a hiring award of $350,000 for Mr. Dietrich, payable as part of his employment offer in 2010.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the incentive plan awards granted to the NEOs during 2011 under the EIX 2007 Performance Incentive Plan and the potential 2011 target and maximum amount of performance-based annual incentive awards payable under the 162(m) Program, the EIX Executive Incentive Compensation Plan (EICP), or the SONGS Plan.

Name	Grant Date	Date of Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Theodore F. Craver, Jr.
Stock Options	3/3/2011	2/23/2011								440,361	37.96	2,501,250
Performance Shares	3/3/2011	2/23/2011				9,820	39,279	78,558				1,250,643
Restricted Stock Units	3/3/2011	2/23/2011							32,946			1,250,630
Annual Incentive			N/A	1,265,000	2,530,000
W. James Scilacci
Stock Options	3/3/2011	2/23/2011								96,986	37.96	550,880
Performance Shares	3/3/2011	2/23/2011				2,163	8,651	17,302				275,448
Restricted Stock Units	3/3/2011	2/23/2011							7,256			275,438
Annual Incentive			N/A	395,500	791,000
Robert L. Adler
Stock Options	3/3/2011	2/23/2011								94,411	37.96	536,254
Performance Shares	3/3/2011	2/23/2011				2,106	8,422	16,844				268,156
Restricted Stock Units	3/3/2011	2/23/2011							7,064			268,149
Annual Incentive			N/A	385,000	770,000
Pedro J. Pizarro
Stock Options	3/3/2011	2/23/2011								63,777	37.96	362,253
Performance Shares	3/3/2011	2/23/2011				1,422	5,689	11,378				181,138
Restricted Stock Units	3/3/2011	2/23/2011							4,772			181,145
Annual Incentive			N/A	292,500	585,000
Ronald L. Litzinger
Stock Options	3/3/2011	2/23/2011								102,908	37.96	584,517
Performance Shares	3/3/2011	2/23/2011				2,295	9,179	18,358				292,259
Restricted Stock Units	3/3/2011	2/23/2011							7,700			292,292
Annual Incentive			N/A	381,500	763,000

Name	Grant Date	Date of Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
SCE NEOs Only:
Linda G. Sullivan
Stock Options	3/3/2011	2/23/2011								27,040	37.96	153,587
Performance Shares	3/3/2011	2/23/2011				603	2,412	4,824				76,798
Restricted Stock Units	3/3/2011	2/23/2011							2,023			76,793
Annual Incentive			N/A	187,715	375,430
Stephen E. Pickett
Stock Options	3/3/2011	2/23/2011								34,860	37.96	198,005
Performance Shares	3/3/2011	2/23/2011				778	3,110	6,220				99,022
Restricted Stock Units	3/3/2011	2/23/2011							2,609			99,038
Annual Incentive			N/A	220,000	440,000
Lynda L. Ziegler
Stock Options	3/3/2011	2/23/2011								38,067	37.96	216,221
Performance Shares	3/3/2011	2/23/2011				849	3,396	6,792				108,129
Restricted Stock Units	3/3/2011	2/23/2011							2,848			108,110
Annual Incentive			N/A	250,965	501,930
Peter T. Dietrich
Stock Options	3/3/2011	2/23/2011								34,464	37.96	195,756
Performance Shares	3/3/2011	2/23/2011				769	3,074	6,148				97,876
Restricted Stock Units	3/3/2011	2/23/2011							2,579			97,899
Annual Incentive (EICP) (SONGS Plan)			N/A N/A	119,625 154,852	239,250 309,705

(1)

Maximum amounts reported are lower than the maximum annual incentive award payable under the 162(m) Program to participating NEOs for purposes of Section 162(m). For information regarding the description of performance-based conditions under the 162(m) Program and the EICP, see “Annual Incentives” in Part II of the CD&A above.

(2)

The amounts shown in column (f) reflect the threshold performance share award which is 25% of the target amount shown in column (g). The amount shown in column (h) is 200% of such target amount. See “Long-Term Incentives” in Part II of the CD&A above for information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable.

(3)

The amounts shown for performance shares represent the grant date fair value of the performance share awards in 2011 determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeiture. Assumptions used in the calculation of these amounts are referenced in footnote (2) to the Summary Compensation Table. There is no guarantee that, if and when the 2011 performance awards vest, they will have this value.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See the CD&A above for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding NEO stock ownership guidelines, dividends paid on equity awards, and allocations between short-term and long-term compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information regarding the outstanding equity awards held by each NEO at the end of 2011. Outstanding equity awards consist of non-qualified stock options, performance shares, and restricted stock units. Column (d) “Equity Incentive Plan Awards” has been omitted in accordance with SEC rules because no such awards were outstanding at the end of 2011.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F. Craver, Jr.	1/2/2004	116,165	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	100,644	—	31.9350	1/2/2015	—	—	—	—
	2/16/2005	72,000	—	32.7100	1/2/2015	—	—	—	—
	3/1/2006	60,020	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	84,699	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	65,845	21,948	49.9500	1/2/2018	—	—	—	—
	6/30/2008	17,362	5,787	51.3800	1/2/2018	—	—	—	—
	9/30/2008	180,289	60,096	39.9000	1/2/2018	—	—	—	—
	3/3/2009	249,175	249,174	24.8400	1/2/2019	—	—	—	—
	3/3/2010	115,283	345,846	33.3000	1/2/2020	36,514	1,511,671	9,353	387,214
	3/3/2011	—	440,361	37.9600	1/4/2021	34,065	1,410,272	10,153	420,340

W. James Scilacci	1/2/2003	20,331	—	12.2900	1/2/2013	—	—	—	—
	1/2/2004	36,988	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	24,783	—	31.9350	1/2/2015	—	—	—	—
	3/1/2006	15,926	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	19,902	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	19,341	6,447	49.9500	1/2/2018	—	—	—	—
	9/30/2008	36,266	12,088	39.9000	1/2/2018	—	—	—	—
	3/3/2009	59,328	59,327	24.8400	1/2/2019	—	—	—	—
	3/3/2010	26,900	80,697	33.3000	1/2/2020	8,520	352,735	2,183	90,358
	3/3/2011	—	96,986	37.9600	1/4/2021	7,502	310,597	2,236	92,578

Robert L. Adler	9/30/2008	75,722	25,240	39.9000	1/2/2018	—	—	—	—
	3/3/2009	62,294	62,294	24.8400	1/2/2019	—	—	—	—
	3/3/2010	24,454	73,362	33.3000	1/2/2020	7,745	320,652	1,984	82,138
	3/3/2011	—	94,411	37.9600	1/4/2021	7,304	302,378	2,177	90,127

Pedro J. Pizarro	1/2/2004	14,882	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	17,056	—	31.9350	1/2/2015	—	—	—	—
	5/2/2005	6,100	—	36.6200	1/2/2015	—	—	—	—
	3/1/2006	17,461	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	21,501	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	18,897	6,299	49.9500	1/2/2018	—	—	—	—
	6/30/2008	14,256	4,751	51.3800	1/2/2018	—	—	—	—
	3/3/2009	41,177	41,176	24.8400	1/2/2019	—	—	—	—
	3/3/2010	14,107	42,320	33.3000	1/2/2020	4,469	184,998	1,145	47,392
	3/3/2011	—	63,777	37.9600	1/4/2021	4,934	204,268	1,471	60,880

Ronald L. Litzinger	1/2/2004	19,371	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	21,706	—	31.9350	1/2/2015	—	—	—	—
	3/1/2006	18,777	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	24,107	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	21,182	7,060	49.9500	1/2/2018	—	—	—	—
	6/30/2008	24,699	8,233	51.3800	1/2/2018	—	—	—	—
	3/3/2009	61,108	61,107	24.8400	1/2/2019	—	—	—	—
	3/3/2010	25,188	75,562	33.3000	1/2/2020	7,978	330,281	2,043	84,601
	3/3/2011	—	102,908	37.9600	1/4/2021	7,961	329,603	2,373	98,228

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
SCE NEOs Only:
Linda G. Sullivan	1/3/2005	4,509	—	31.9350	1/2/2015	—	—	—	—
	4/4/2005	224	—	35.4200	1/2/2015	—	—	—	—
	6/1/2005	4,087	—	37.1450	1/2/2015	—	—	—	—
	3/1/2006	8,688	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	8,034	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	7,123	2,374	49.9500	1/2/2018	—	—	—	—
	3/3/2009	—	13,536	24.8400	1/2/2019	—	—	—	—
	9/30/2009	5,360	5,360	33.5800	1/2/2019	—	—	—	—
	3/3/2010	7,805	23,412	33.3000	1/2/2020	2,473	102,373	633	26,214
	3/3/2011	—	27,040	37.9600	1/4/2021	2,092	86,596	623	25,812
Stephen E. Pickett	3/1/2006	22,275	—	44.2950	1/4/2016
	3/5/2007	21,531	—	47.4100	1/3/2017
	3/3/2008	20,711	6,903	49.9500	1/2/2018
	3/3/2009	—	25,229	24.8400	1/2/2019
	3/3/2010	—	25,930	33.3000	1/2/2020	2,739	113,378	701	29,032
	3/3/2011	—	34,860	37.9600	1/4/2021	2,698	111,680	804	33,281
Lynda L. Ziegler	1/2/2003	6,233	—	12.2900	1/2/2013
	1/2/2004	13,678	—	21.8750	1/2/2014
	1/3/2005	11,121	—	31.9350	1/2/2015
	5/2/2005	444	—	36.6200	1/2/2015
	3/1/2006	12,671	—	44.2950	1/4/2016
	3/5/2007	18,282	—	47.4100	1/3/2017
	3/3/2008	16,931	5,643	49.9500	1/2/2018
	3/3/2009	21,345	21,344	24.8400	1/2/2019
	3/3/2010	7,546	22,637	33.3000	1/2/2020	2,390	98,956	612	25,349
	3/3/2011	—	38,067	37.9600	1/4/2021	2,945	121,910	878	36,342
Peter T. Dietrich	12/31/2010	8,786	26,358	38.6000	1/2/2020	2,622	108,555	532	22,023
	3/3/2011	—	34,464	37.9600	1/4/2021	2,667	110,396	795	32,896

(1)

Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period beginning with the year in which the grant occurs.

(2)	Subject to each NEO’s continued employment, restricted stock units become vested and payable at the end of a three-year vesting period beginning with the year in which the grant occurs.

(3)

Subject to each NEO’s continued employment, performance shares become earned and vested based on EIX’s comparative TSR over a three-year performance period beginning with the year in which the grant occurs. The number of performance shares included for each NEO in column (i) of the table above is, for the 2010 and 2011 performance share grants, the number of shares that may become earned if EIX’s TSR is at the 40th percentile of the comparison group of companies. These are the threshold numbers of shares that may become payable (including shares added by reinvestment of dividend equivalents) for the 2010 and 2011 grants, and equal 25% of the target number of shares originally awarded to each NEO. The value shown in column (j) of the table is based on the closing price of EIX Common Stock on December 30, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding the exercise of stock options by NEOs and vesting of stock awards during 2011. As reflected in the table below under “Stock Awards,” the value realized on vesting of the 2009 performance share awards payable for the 2009-2011 performance period was 63% of the target award value because EIX’s TSR ranked in the 45th percentile of its peer group for the performance period.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	—	—	24,919	1,031,628
W. James Scilacci	16,842	387,295	5,933	245,626
Robert L. Adler	—	—	6,230	257,914
Pedro J. Pizarro	—	—	4,118	170,500
Ronald L. Litzinger	—	—	6,111	253,005
SCE NEOs Only:
Linda G. Sullivan	19,167	337,013	2,884	116,519
Stephen E. Pickett	56,548	758,898	2,523	104,467
Lynda L. Ziegler	17,422	424,001	2,135	88,373
Peter T. Dietrich	—	—	—	—

(1)	The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options.

(2)

The number of shares acquired and value realized on the vesting of stock awards includes restricted stock units paid to Ms. Sullivan for awards made in 2008 prior to her promotion to her current position. Prior to 2009, restricted stock units were not granted to officers assigned to executive compensation bands above a certain level. None of the other NEOs received such awards in 2008.

PENSION BENEFITS

The following table presents information regarding the present value of accumulated benefits that may become payable to the NEOs under the Company’s qualified and non-qualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	SCE Retirement Plan	15	355,487	—
	Executive Retirement Plan	15	10,017,774	—
W. James Scilacci	SCE Retirement Plan	28	762,053	—
	Executive Retirement Plan	28	4,783,136	—
Robert L. Adler	SCE Retirement Plan	4	72,948	—
	Executive Retirement Plan	4	650,156	—
Pedro J. Pizarro	SCE Retirement Plan	13	154,004	—
	Executive Retirement Plan	13	1,355,047	—
Ronald L. Litzinger	SCE Retirement Plan	26	645,330	—
	Executive Retirement Plan	26	3,570,155	—
SCE NEOs Only:
Linda G. Sullivan	SCE Retirement Plan	21	361,770	—
	Executive Retirement Plan	21	1,481,742	—
Stephen E. Pickett	SCE Retirement Plan	33	1,757,522	—
	Executive Retirement Plan	33	4,073,009	—
Lynda L. Ziegler	SCE Retirement Plan	31	1,599,131	—
	Executive Retirement Plan	31	2,949,446	—
Peter T. Dietrich	SCE Retirement Plan	1	15,259	—
	Executive Retirement Plan	1	63,345	—

(1)

The years of credited service and present value of accumulated benefits are presented as of December 31, 2011. The present value of accumulated benefits assumes that each NEO retires at the later of December 31, 2011 or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan and that benefits are paid in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Pensions and Postretirement Benefits Other than Pensions” and Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, each included as part of EIX’s 2011 Annual Report to Shareholders.

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted.

Form of Payment

Eligible participants may elect a lump sum, life annuity, joint and survivor annuity (if married), or a contingent annuity. Participants also may choose to defer benefit payments until age 70-1/2. For married participants, payment in the form of a joint and 50% survivor annuity is the automatic form of benefit, absent an alternative election. The Company pays the full cost of the spousal survivor annuity benefit. For single participants, the single life annuity option is the automatic payment method.

Cash Balance Benefits

Eligible employees have cash balance accounts that earn interest monthly based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received for each month the participant has an hour of service with the participating company. An additional credit of $150 per month is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

Grandfathered Benefits

Eligible participants (at least age 50 or with 60 points as of the date the individual’s cash balance account was established) are considered “grandfathered” and accrue benefits under prior plan formulas. Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

Benefit reductions apply for termination prior to age 55 with benefit commencement prior to age 65 or early retirement at age 55 or later with benefit commencement prior to age 61. The pension benefit commencing at age 55 for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the pension benefit commencing at age 55 for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit. Lesser early retirement reductions are applied for benefit commencement after age 55 but prior to age 61. An unreduced early retirement benefit is available at age 61 and above. As of the end of 2011, Mr. Pickett was eligible for an unreduced early retirement benefit, and Ms. Ziegler was eligible for a reduced early retirement benefit.

Vesting

Full vesting occurs after three years of service, upon attainment of age 65, or upon death while employed.

Executive Retirement Plan

The Executive Retirement Plan is an unfunded benefit equalization plan permitted by ERISA designed to allow NEOs and other employees to receive the full amount of benefits that would be paid under the SCE Retirement Plan but for limitations under ERISA and the Internal Revenue Code, and certain additional benefits. As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Retirement Plan was separated into two different plan documents. The grandfathered plan document applies to benefits that were accrued, determined and vested prior to January 1, 2005, while the 2008 plan document applies to benefits that were accrued, determined or vested on or after January 1, 2005.

Eligibility and Benefit Formula

Company executives, including the NEOs, are eligible to participate in the Executive Retirement Plan. Benefits are calculated using the following formula:

1.75% x Total Compensation up to 30 years + 1% x Total Compensation for each year over 30 years

Total Compensation is the NEO’s base salary and annual incentive award earned in the 36 consecutive months when the total of these payments was the highest (the 36 months need not be consecutive for those grandfathered in the provisions effective prior to 2008).

Because they were senior executives prior to January 1, 2006, Messrs. Craver, Scilacci, Litzinger, Pizarro and Pickett, and Mses. Sullivan and Ziegler, receive an additional service percentage of 3/4% per year for the first ten years of service, which results in an additional 7 1/2% upon completion of ten years of service.

The actual benefit payable is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) Plan accounts derived from the Company’s profit sharing contributions, if any.

If an NEO becomes entitled to severance benefits under the EIX 2008 Executive Severance Plan (the “Severance Plan”), or any successor plan, the NEO will receive additional service and age credits for purposes of calculating the NEO’s benefit under the Executive Retirement Plan as described under “Potential Payments Upon Termination or Change in Control” below. The Company makes these additional years of service and age credits available in order to attract and retain qualified executives.

Vesting

Benefits vest under the Executive Retirement Plan after five years of service, upon death or disability, or upon becoming eligible for severance benefits under the Severance Plan.

Payment

Benefits that become payable under the grandfathered plan document are generally payable as follows. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity with a 50% spousal survivor benefit following the death of the participant that is paid monthly (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The Company pays the full cost of this spousal survivor benefit. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy.

Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. During the 60-month or 120-month payout period, the balance in the account earns interest at a rate equal to that credited to cash balance accounts in the SCE Retirement Plan described above. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary termination not for cause, vested benefits will be paid after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all benefits will be forfeited.

Benefits that become payable under the 2008 plan document are generally payable as follows. Participants have sub-accounts for each annual accrual for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60 to 180 months; any combination of the above; a life annuity with a 50% spousal survivor benefit following the participant’s death; or a contingent annuity. Participants may elect to have their designated form of payment triggered by their retirement, death, disability or other separation from service; however, payment will not occur before a participant reaches age 55 other than in the case of death or disability.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event, the later of the applicable triggering event and a specific month and year, or a specified number of months and/or years following the applicable triggering event; however, payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

The annuity options available under the 2008 plan document have the same features as the annuity options available under the grandfathered plan document. Account balances payable in installments under the 2008 plan document earn interest at a rate equal to that credited to cash balance accounts under the SCE Retirement Plan described above.

The benefit formula includes benefit reductions for termination prior to age 55 with benefit commencement prior to age 65 or early retirement at age 55 or later with benefit commencement prior to age 61, similar to the formula for the SCE Retirement Plan described above. As of December 31, 2011, Mr. Pickett was eligible for an unreduced early retirement benefit, and Messrs. Craver and Scilacci, and Ms. Ziegler, were eligible for reduced early retirement benefits.

NON-QUALIFIED DEFERRED COMPENSATION

The following table presents information regarding the contributions to and earnings on the NEOs’ deferred compensation balances during 2011, and the total deferred amounts for the NEOs at the end of 2011. All deferrals are under the Executive Deferred Compensation Plan (EDCP), except for deferrals by Mr. Litzinger under the Affiliate Option Deferred Compensation Plan (AODCP).

Name(1)		Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)		(b)	(c)	(d)	(e)	(f)
Theodore F. Craver, Jr.		1,690,510	102,728	975,888	—	16,089,764
W. James Scilacci		163,674	34,621	245,388	—	4,020,343
Robert L. Adler		56,302	35,451	17,046	—	307,092
Pedro J. Pizarro		211,177	23,358	177,777	—	2,926,393
Ronald L. Litzinger(4)	EDCP	81,036	31,920	74,942	—	1,257,845
	AODCP	—	—	23,685	—	491,771
SCE NEOs Only:
Linda G. Sullivan		22,198	13,464	56,078	—	918,593
Stephen E. Pickett		337,215	18,219	422,529	—	6,905,455
Lynda L. Ziegler		133,408	16,959	159,129	—	2,627,308
Peter T. Dietrich		57,374	14,783	62,578	—	1,043,201

(1)

The balances shown represent compensation already reportable in the “Summary Compensation Table” in this and prior Joint Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the compensation was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate commensurate with or less than EIX’s cost of capital.

(2)

The amounts reported as executive and registrant contributions in 2011 also are included as compensation in the appropriate columns of the “Summary Compensation Table” above, or represent deferrals of dividend equivalents whose value was reportable as part of the grant date fair value of the options with which they are associated.

(3)

Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the “Summary Compensation Table” above.

(4)

Mr. Litzinger is a participant in both the EDCP and the AODCP, which is a predecessor plan under which the proceeds from the exchange of EME options for cash awards in 2000 could be deferred. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 of the prior year. Payment terms are substantially the same as those under the EDCP grandfathered plan document described below.

Executive Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned, determined and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned, determined or vested on or after January 1, 2005.

Contributions

Each NEO may elect to defer: up to 75% of base salary; up to 100% of any annual incentive award earned; up to 100% of any special retention, recognition, or other special cash award; and up to 100% of dividend equivalents associated with stock options granted prior to 2007, the cash portion of performance share payouts and certain other qualifying equity awards (other than stock options).

The Company makes a matching contribution of up to 3% of each NEO’s annual incentive award, 6% of the portion of each NEO’s base salary that is deferred and up to 6% of the portion, if any, of non-deferred salary that exceeds 401(k) Plan Internal Revenue Code limits. NEOs vest in their matching contributions and earnings thereon after five years of service, upon death or disability, or a separation from service where the NEO becomes entitled to severance benefits under the Severance Plan.

Interest

Amounts deferred (including earnings and matching contributions) accrue interest until paid. The interest crediting rate on each NEO’s account balance is the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending November 1 of the prior year. EIX established this interest rate for all plan participants, and has discretion to change the applicable interest rate on a prospective basis.

Payment of Grandfathered Benefits

Benefits under the grandfathered plan document may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. However, if a participant’s employment is terminated without cause, the participant may elect to receive payment at such time or a later date when the participant turns age 55, and the same payment options available for retirement will generally be applicable.

Each NEO was permitted to elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the grandfathered plan document, and deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Certain amounts deferred under the grandfathered plan document may be withdrawn at any time upon the election of an NEO; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals without penalty also may be permitted at EIX’s discretion.

Payment of 2008 Plan Benefits

Benefits under the 2008 plan document may be deferred until a specified date no later than the date the participant turns age 75, retirement, death, disability or other separation from service. Participants have sub-accounts for each annual deferral for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60 to 180 months; or any combination of the above.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event; however, payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following plans provide benefits that may become payable to NEOs, depending on the circumstances surrounding their termination of employment with the Company. When listing the potential payments to the NEOs under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurred on December 31, 2011 and that the price per share of EIX Common Stock is equal to the closing price as of the last NYSE trading day in 2011.

2008 Executive Severance Plan

EIX provides severance benefits and change-in-control benefits to executives, including all of the NEOs, under the 2008 Executive Severance Plan (the “Severance Plan”). In addition, severance benefits are provided through other plans or agreements included in the following description of severance benefits.

To receive any severance benefits, an NEO must agree to release EIX and its affiliates from all claims arising out of the officer’s employment relationship and agree to certain confidentiality and non-solicitation restrictions in favor of the Company.

Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is involuntarily terminated without cause and other than due to the executive’s disability.

Severance Plan benefits payable upon an involuntary termination without cause include:

•

A lump sum cash payment equal to the total of (i) a year’s base salary at the highest rate in effect during the preceding 24 months, (ii) an amount equal to the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months, and (iii) an amount equal to a pro-rata portion, based on the portion of the calendar year employed prior to severance, of the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months (or such lesser pro-rata annual incentive amount payable under the terms of the 162(m) Program);

•	An additional 12 to 18 months of health benefits (unless eligible for retiree health care under the terms applicable to non-executive employees);

•	Continued participation for one year in the EIX 2008 Executive Survivor Benefit Plan described under “Survivor Benefit Plan” below;

•	Reimbursement of up to $20,000 for outplacement costs incurred within two years following separation from service;

•	Reimbursement for educational costs up to the amount allowed under any applicable non-executive severance plan;

•

Continued participation for one year in the EIX Estate and Financial Planning Program (five years like other retirees if the eligible executive is retirement eligible or becomes so with the additional year of service and age credits applied under the terms of the Severance Plan); and

•	An additional year of eligibility for preventive health care benefits.

As noted under “Perquisites” in Part IV of the CD&A above, all perquisites for our NEOs were eliminated effective January 1, 2012, including participation in the EIX Estate and Financial Planning Program and eligibility for preventive health care benefits.

In addition to Severance Plan benefits, other benefits payable to an eligible executive upon an involuntary termination without cause generally include:

•	Vesting in a pro-rata portion of outstanding stock options and restricted stock units with one additional year of vesting credit applied under the award terms;

•	Vesting in a pro-rata portion of outstanding performance shares that become earned based on Company performance with one additional year of vesting credit applied under the award terms;

•	A period of up to one year to exercise any vested stock options;

•	Full vesting and an additional year of service and age credits for purposes of calculating the executive’s benefit under the Executive Retirement Plan; and

•	Vesting in any unvested amounts under the Executive Deferred Compensation Plan.

Severance Benefits – Change in Control

The severance benefits described above would be enhanced if the NEO’s employment is terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of EIX. Qualifying reasons are defined to include an involuntary termination of the NEO’s employment for any reason other than cause or disability, or the NEO’s voluntary termination of employment for a good reason. Except as noted below, these benefits are not triggered automatically by a change in control absent an actual or constructive termination of the NEO’s employment by the Company without cause.

Upon a qualifying termination, outstanding stock options, restricted stock units and performance shares and related dividend equivalents would become fully vested, with performance shares and related dividend equivalents only becoming earned if actual performance during the performance period results in a payout. Absent a qualifying termination, stock options and performance shares would continue to vest on their normal schedule unless the awards were not continued or assumed.

The EIX 2007 Performance Incentive Plan and terms and conditions of awards under the plan provide for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any dissolution, sale of all or substantially all of the assets or stock, merger or reorganization, or other event where EIX is not the surviving corporation. Following such a transaction, and regardless of whether a NEO’s employment were terminated, outstanding stock options and performance shares and any related dividend equivalents would become fully vested. Options that became vested in connection with a change in control generally would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Performance shares and related dividend equivalents would be earned based on a shortened performance period. The performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would vest and become payable, if at all, based on EIX’s TSR ranking during the shortened performance period. Any performance shares that became payable during the shortened performance period associated with a change in control would be paid in cash within 74 days after the change in control, and any performance shares that did not become payable would terminate for no value on the date of the change in control.

In such a change in control transaction described above, the restricted stock units would generally continue to vest and become payable according to their original vesting schedule, unless the restricted stock units are terminated in accordance with special rules under Code Section 409A, in which case they would become fully vested.

For EIX NEOs, the enhanced change-in-control severance benefits would be:

•

Three times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be trebled);

•	The maximum extension of health benefits permitted under COBRA (unless eligible for retiree health care under the terms applicable to non-executive employees);

•	An extension of three years of eligibility under the EIX Estate and Financial Planning Program, EIX 2008 Executive Survivor Benefit Plan and preventive health care benefits;

•	Three years of service and age credits under the Executive Retirement Plan; and

•	Reimbursement of up to $50,000 for outplacement costs.

For SCE NEOs, the enhanced change-in-control severance benefits would be:

•	Twice the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be doubled);

•	The maximum extension of health benefits permitted under COBRA (unless eligible for retiree health care under the terms applicable to non-executive employees);

•	An extension of two years of eligibility under the EIX Estate and Financial Planning Program, EIX 2008 Executive Survivor Benefit Plan and preventive health care benefits;

•	Two years of service and age credits under the Executive Retirement Plan; and

•	Reimbursement of up to $30,000 for outplacement costs.

Survivor Benefit Plan

The EIX 2008 Executive Survivor Benefit Plan provides beneficiaries of participants with income continuation benefits in the event of the participant’s death while employed. The after-tax benefit for senior officers such as the participating NEOs is equal to one year’s cash compensation (annual salary rate plus average annual incentive percentage). However, officers who were senior officers at any time during 2007 are generally grandfathered in an after-tax benefit equal to two times the executive’s cash compensation. All of the participating NEOs except Messrs. Adler and Dietrich are eligible for grandfathered benefits. The normal form of payment for benefits is a lump sum at the time of death.

Deferred Compensation Plans

Upon an NEO’s retirement or other termination of employment, the NEO will generally receive a payout of any non-qualified deferred compensation balances under the Executive Deferred Compensation Plan and, for Mr. Litzinger, the AODCP. The “Non-Qualified Deferred Compensation” table and related discussion above describe these deferred compensation balances and payment terms. In the event of involuntary termination not for cause or qualifying termination in a change in control, unvested amounts derived from Company contributions would vest. Only Messrs. Adler and Dietrich had such unvested amounts as of December 31, 2011, which would have totaled $107,815 and $982,609, respectively.

The Executive Deferred Compensation Plan provides that, if a participant eligible to participate in the plan prior to January 1, 2009 dies within ten years of initial eligibility to participate in the plan, the account balance will be doubled and paid out on the schedule previously elected by the participant. Only Mr. Adler was eligible for this benefit as of December 31, 2011, as the other eligible NEOs have all been participants in the plan for more than ten years.

SCE Retirement Plan and Executive Retirement Plan

In connection with an NEO’s termination of employment, the NEO will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the Executive Retirement Plan. The “Pension Benefits” table and related discussion above describe these retirement payments and associated survivor benefits.

Summary of Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable to the NEOs as of December 31, 2011 in the event of:

•	Involuntary termination of employment without cause (severance);

•	Separation due to a change in control of the Company (enhanced severance); and

•	Separation due to death.

The value shown does not include benefits that would have been payable to the NEO if the triggering event had not occurred.

Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death(2) ($)
Theodore F. Craver, Jr.
Lump sum cash	3,680,000	8,510,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	536,924	1,611,088
Equity acceleration	7,993,670	7,993,670
Reimbursable expenses(5)	31,500	64,500
Survivor benefits(6)	—	—	9,288,440
W. James Scilacci
Lump sum cash	1,356,000	3,277,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	171,264	442,070
Equity acceleration	1,352,950	1,841,684
Reimbursables expenses(5)	31,500	64,500
Survivor benefits(6)		—	3,775,761
Robert L. Adler
Lump sum cash	1,320,000	3,190,000
Health care coverage	9,431	7,073
Retirement plan benefits(4)	964,633	1,377,815
Equity acceleration	1,779,668	1,779,668
Reimbursables expenses(5)	31,500	64,500
Survivor benefits(6)	—	—	2,306,922
Pedro J. Pizarro
Lump sum cash	1,035,000	2,520,000
Health care coverage	14,897	22,346
Retirement plan benefits(4)	88,379	265,135
Equity acceleration	831,633	1,123,986
Reimbursables expenses(5)	48,500	115,500
Survivor benefits(6)	—	—	3,019,252
Ronald L. Litzinger
Lump sum cash	1,308,000	3,161,000
Health care coverage(3)	188,000	188,000
Retirement plan benefits(4)	138,751	416,474
Equity acceleration	1,349,131	1,840,525
Reimbursables expenses(5)	31,500	64,500
Survivor benefits(6)	—	—	3,633,280

Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death(2) ($)
SCE NEOs Only:
Linda G. Sullivan
Lump sum cash	716,730	1,245,745
Health care coverage	18,621	22,346
Retirement plan benefits(4)	72,605	145,210
Equity acceleration	379,781	495,235
Reimbursable expenses(5)	31,500	43,000
Survivor benefits(6)	—	—	2,157,578
Stephen E. Pickett
Lump sum cash	840,000	1,460,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	93,652	187,467
Equity acceleration	664,337	664,337
Reimbursable expenses(5)	31,500	43,000
Survivor benefits(6)	—	—	2,540,921
Lynda L. Ziegler
Lump sum cash	888,030	1,525,095
Health care coverage(3)	—	—
Retirement plan benefits(4)	76,306	152,768
Equity acceleration	451,027	618,433
Reimbursable expenses(5)	31,500	43,000
Survivor benefits(6)	—	—	2,557,883
Peter T. Dietrich
Lump sum cash	913,500	1,587,750
Health care coverage	16,507	24,760
Retirement plan benefits(4)	1,113,290	1,180,627
Equity acceleration	236,397	327,534
Reimbursable expenses(5)	48,500	77,000
Survivor benefits(6)	—	—	946,485

(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause.

(2)

No benefits would be payable under the Survivor Benefit Plan if an NEO died following termination of employment. The amounts listed assume that all benefits would be paid in a lump sum following death.

(3)

Messrs. Craver, Scilacci and Pickett, and Ms. Ziegler would have been eligible for retiree health care benefits if they retired regardless of whether they were eligible to receive severance benefits. Mr. Litzinger would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.

(4)

Includes the actuarial value of additional years of age and service credit under the Executive Retirement Plan and, for Messrs. Adler and Dietrich, the value of Company contributions under the Executive Deferred Compensation Plan that vest due to severance.

(5)

Includes outplacement costs, estate/financial planning and preventive health care expenses, except that no estate/financial planning expenses are reflected for Messrs. Craver, Scilacci, Adler, Litzinger and Pickett, and Mses. Sullivan and Ziegler, who would have been eligible for the program if they retired regardless of whether they were eligible to receive severance benefits. As noted above in Part I of the CD&A, all perquisites were eliminated effective January 1, 2012, including the estate/financial planning and preventive health care benefits.

(6)

Includes the value of NEO benefits under the EIX 2008 Executive Survivor Benefit Plan and, for Mr. Adler and Ms. Sullivan, the additional value of survivor benefits from the doubled account balance under the Executive Deferred Compensation Plan discussed under “Deferred Compensation Plans” above in this section.

DIRECTOR COMPENSATION

The following table presents information regarding the compensation paid during 2011 to our non-employee Directors. The compensation paid to any Director who is also an employee is presented in the “Summary Compensation Table” and the related explanatory tables.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1),(2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5)(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jagjeet S. Bindra	92,500	100,031	—	—	—	10,000	202,531
Vanessa C.L. Chang	92,500	100,031	—	—	10,702	9,612	212,845
France A. Córdova	86,500	100,031	—	—	18,942	10,000	215,473
Charles B. Curtis	94,500	100,031	—	—	13,559	—	208,090
Bradford M. Freeman	96,000	100,031	—	—	28,472	10,000	234,503
Luis G. Nogales	93,500	100,031	—	—	33,278	5,000	231,809
Ronald L. Olson	78,500	100,031	—	—	54,553	—	233,084
James M. Rosser	84,500	100,031	—	—	171,043	23,289	378,863
Richard T. Schlosberg, III	123,500	100,031	—	—	30,192	10,000	263,723
Thomas C. Sutton	110,500	100,031	—	—	44,609	10,000	265,141
Peter J. Taylor	13,750	105,028	—	—	—	—	118,778
Brett White	86,500	100,031	—	—	9,492	10,000	206,023

(1)

The amounts reported for stock awards reflect the aggregate grant date fair value of those awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2011 Annual Report to Shareholders.

(2)	Each share or deferred stock unit award was granted April 28, 2011 and had a value of $39.46 on the grant date, except the award to Mr. Taylor, which had a value of $38.20 on the grant date.

(3)

We did not grant stock options to our non-employee Directors in 2011. The number of outstanding stock options from grants in prior years held by each non-employee Director as of December 31, 2011 was as follows: Messrs. Freeman, Olson, Schlosberg and Sutton 15,500 each, Dr. Córdova 13,500, Messrs. Curtis and Nogales 10,000 each, Ms. Chang and Mr. White 7,500 each, Dr. Rosser 2,500, and Mr. Taylor 0.

(4)

Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates and, for Messrs. Nogales, Olson and Rosser, changes from January 1, 2011 to December 31, 2011 in the present value of benefits under the Retirement Plan for Directors. The present value of the benefits for Messrs. Nogales, Olson and Rosser increased by $22,564, $14,129 and $49,768, respectively.

(5)

EIX has a matching gift program that provides assistance to qualified public and private schools by matching dollar-for-dollar gifts of at least $25 up to a prescribed maximum amount per calendar year for the Company’s employees and Directors. EIX matches aggregate Director contributions of up to $10,000 per calendar year to qualified schools. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the Director. For purposes of determining the date on which an eligible (publicly-traded) stock gift is given, such date will be based on the date stock ownership transfers to the qualified school.

(6)	Includes $13,289 for Dr. Rosser as the cost of post-retirement survivor benefits under the 1985 Director Deferred Compensation Plan described below.

Annual Retainer and Meeting Fees

Compensation for non-employee Directors during 2011 included an annual retainer, fees for attending meetings, and an annual equity award. Directors were offered the opportunity to receive all of their compensation on a deferred basis under the EIX Director Deferred Compensation Plan. The following table sets forth the current retainers and meeting fees:

Type of Fee	Dollar Amount
Annual Board Retainer:	$55,000
Additional Annual Board Retainer to: • Audit Committee Chair • Compensation Committee Chair • Other Committee Chairs • Lead Director	$20,000 $15,000 $10,000 $25,000
Each Board, Board committee, subcommittee, or other business meeting, including adjourned meetings:	$ 2,000

The following increases to annual retainers for our Directors became effective July 1, 2011:

•	The annual Board retainer was increased from $50,000 to $55,000;

•	An additional annual Board retainer for the Compensation Committee Chair of $15,000 was added; and

•	The additional annual Board retainer for the Lead Director was increased from $20,000 to $25,000.

Directors receive only one meeting fee for each Board or Board committee meeting held jointly or consecutively, and for joint meetings of more than one committee. It is the usual practice that meetings of the EIX and SCE Board and Board committees are held jointly and a single meeting fee is paid for each joint meeting.

All Directors are also reimbursed for out-of-pocket expenses incurred for serving as Directors and are eligible to participate in the Director Matching Gift Program described above in footnote (5) to the “Director Compensation” table.

Annual Equity Awards

Under the Director compensation policy in effect during 2011, non-employee Directors were granted the following annual equity awards:

•	Upon initial election to the Board, an award of EIX deferred stock units with an aggregate grant date value of $105,000 on the date of their election; and

•	Upon re-election to the Board, an award of EIX Common Stock or deferred stock units, to be specified in advance by the Director, with an aggregate grant date value of $105,000.

The number of shares or units granted is determined by dividing $105,000 by the closing price of EIX Common Stock on the date of election or re-election and rounding up to the next whole share.

Beginning with equity awards made on or after July 1, 2011, the grant date value of awards upon initial election and re-election to the Board was increased from $100,000 to $105,000.

Directors have the opportunity to elect in advance to receive their re-election award entirely in EIX Common Stock, entirely in deferred stock units, or in any combination of the two. A deferred stock unit is a contractual right to receive one share of EIX Common Stock. Deferred stock units are credited to the Director’s account under the EIX Director Deferred Compensation Plan described below. Deferred stock units cannot be voted or sold and accrue dividend equivalents on the ex-dividend date, if and when dividends are declared on EIX Common Stock, that are converted to additional deferred stock units.

Each Director’s equity award in 2011 was granted under the EIX 2007 Performance Incentive Plan. Directors serving on both Company Boards receive only one award per year.

EIX Director Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the EIX Director Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned on or after January 1, 2005.

Eligibility and Deferrals

Non-employee Directors are eligible to defer up to 100% of their annual retainers and meeting fees. Any portion of a Director’s annual equity award that he or she elects to receive as deferred stock units is automatically deferred. Amounts deferred (other than deferred stock units) accrue interest until paid to the Director at a rate equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending November 1 of the prior year.

Payment of Grandfathered Plan Benefits

Amounts deferred under the grandfathered plan document (other than deferred stock units) may be deferred until a specified date, retirement, death or discontinuance of service as a Director. At the Director’s election, any such compensation that is deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Any such deferred compensation is paid as a single lump sum or in three annual installments upon any other discontinuance of service as a Director. Directors may elect at the time of deferral to receive payment on a fixed date in accordance with procedures established. Deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Deferred stock units may be deferred until retirement, death or discontinuance of service as a Director. The deferred stock units will be distributed in EIX Common Stock in a lump sum upon the Director’s retirement, unless a request to receive distribution in the form of annual installments over 5, 10, or 15 years was previously approved. Discontinuance of service as a Director prior to retirement will result in a lump sum payout of deferred stock units in EIX Common Stock. Upon the Director’s death, any remaining deferred stock unit balance will be paid to the Director’s beneficiary in a lump sum in EIX Common Stock. Deferred stock units may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Payment of 2008 Plan Benefits

Any amounts deferred under the 2008 plan document (including deferred stock units) may be deferred until a specified date no later than the date the Director turns age 75, retirement, death, disability or other separation from service. Directors have sub-accounts for each annual deferral for which the following forms of payment may be elected:

•	Single lump-sum;

•	Two to fifteen annual installments;

•	Monthly installments for 60 to 180 months; or

•	Any combination of the above.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event. However, payments may not begin later than the Director’s 75th birthday unless the Director is still on the Board. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

If a Director who was eligible to participate in the plan on or before December 31, 2008 dies within ten years of his or her initial eligibility to participate in the plan, the amount of the Director’s remaining deferred compensation account balance that will be paid to his or her beneficiary will be doubled. However, deferred stock units and any amounts attributable to dividend equivalents previously associated with stock options will not be doubled. All amounts payable are treated as obligations of EIX.

1985 Director Deferred Compensation Plan

Dr. Rosser participated in the 1985 Director Deferred Compensation Plan, under which he deferred retainers and fees during the period 1985 to 1990. The crediting rate for that plan was originally set with reference to Moody’s AAA Seasoned Corporate Bond Yield average during the period. Commencing in 2004, the crediting rate and payment terms for

Dr. Rosser’s account were amended under an agreement with Dr. Rosser to correspond to those in effect for the EIX Director Deferred Compensation Plan, except that the provision for survivor benefits remains in effect. If Dr. Rosser dies before retiring from the Board, his survivors would receive payout of his balance in the plan account, and would also receive an annual amount of $70,763 for ten years following his death. If Dr. Rosser dies after retiring from the Board, his surviving spouse would receive a life annuity (but an annuity for other survivors of five years only, if the spouse dies before five years of these survivor payments) consisting of monthly payments equal to half the regular account payment amount.

Retirement Plan for Directors

Directors Nogales, Olson and Rosser participate in the Retirement Plan for Directors. No new Director after 1997 may participate in the plan. Each participating Director is generally entitled to quarterly payments, commencing following the Director’s retirement, resignation or death, based on the amount of the annual retainer and regular Board meeting fees in effect at the time of such termination of service unless another payment schedule was elected under Section 409A of the Internal Revenue Code. The annual benefit for Directors Nogales, Olson and Rosser will be payable in quarterly installments for a number of years equal to the years of their service as a Director prior to 1998. Years of service for benefit determination purposes were frozen at the end of 1997. However, the present value of these frozen benefits can change over time.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the number of shares of EIX Common Stock beneficially owned as of February 22, 2012, except as otherwise indicated, by our Directors and NEOs, and all Directors and executive officers as a group. None of the persons included in the table beneficially owns any other equity securities of the Company or its subsidiaries. The table includes shares that can be acquired through April 22, 2012, through the payment of deferred stock units, restricted stock units and the exercise of stock options, including shares which can be acquired or paid on an accelerated basis due to retirement, death, disability, resignation or involuntary termination of employment without cause.

Name of Beneficial Owner	Deferred Stock Units	Restricted Stock Units	Stock Options	Common Stock Shares(1)	Total Shares Beneficially Owned(2)	Percent of Class (3)
Directors and NEOs:
Jagjeet S. Bindra	3,166	—	—	2,535	5,701	*
Vanessa C.L. Chang	13,653	—	7,500	113	21,266	*
France A. Córdova	21,020	—	13,500	—	34,520	*
Theodore F. Craver, Jr.	—	67,102	2,184,694	151,320	2,403,026	*
Charles B. Curtis	16,044	—	10,000	920	26,964	*
Bradford M. Freeman	24,875	—	15,500	50,000	90,375	*
Ronald L. Litzinger	—	15,143	471,008	55,258	541,409	*
Luis G. Nogales	24,578	—	10,000	—	34,578	*
Ronald L. Olson	24,578	—	15,500	31,026	71,104	*
James M. Rosser	15,718	—	2,500	12,600	30,818	*
Richard T. Schlosberg, III	24,875	—	15,500	5,000	45,375	*
Thomas C. Sutton	6,084	—	15,500	58,206	79,790	*
Peter J. Taylor	2,750	—	—	—	2,750	*
Brett White	13,640	—	7,500	—	21,140	*
Additional EIX NEOs:
W. James Scilacci	—	15,205	515,310	41,268	571,783	*
Robert L. Adler	—	14,290	417,777	21,268	453,335	*
Pedro J. Pizarro	—	8,941	323,760	23,644	356,345	*
Additional SCE NEOs:
Linda G. Sullivan	—	4,330	117,552	5,854	127,736	*
Stephen E. Pickett	—	5,164	157,439	37,364	199,967	*
Lynda Ziegler	—	5,078	195,942	18,507	219,527	*
Peter T. Dietrich	—	5,115	69,608	—	74,723	*
EIX Directors and Executive Officers as a Group (22 individuals)	190,981	142,915	4,523,585	501,807	5,359,288	1.64%
SCE Directors and Executive Officers as a Group (21 individuals)	190,981	110,999	3,574,886	463,829	4,340,695	1.33%

(1)	Except as follows, each individual has sole voting and investment power:

Shared voting and sole investment power: Mr. Litzinger 15,157; Mr. Olson 10,000; Dr. Rosser 12,600; Mr. Scilacci 32,826; Mr. Adler 3,009; Mr. Pizarro 9,793; Ms. Sullivan 1,267; Mr. Pickett 34,466; Ms. Ziegler 8,023; all EIX Directors and executive officers as a group 94,396; and all SCE Directors and executive officers as a group 97,227.

Shared voting and shared investment power: Ms. Chang 113; Mr. Craver 131,289; Mr. Curtis 920; Mr. Litzinger 33,167; Mr. Olson 21,026 (includes 15,000 shares held in a foundation not deemed beneficially owned under Section 16 of the Exchange Act); Mr. Sutton 39,712; Mr. Scilacci 634; Ms. Sullivan 2,090; Ms. Ziegler 7,770; all EIX Directors and executive officers as a group 227,947; and all SCE Directors and executive officers as a group 236,087.

(2)	Includes shares listed in the four columns to the left.

(3)	Each individual owns less than 1% of the outstanding shares of EIX Common Stock.

STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS

The following are the only shareholders known to beneficially own more than 5% of any class of EIX or SCE voting securities as of December 31, 2011, except as otherwise indicated:

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
EIX Common Stock	State Street Corporation One Lincoln Street Boston, Massachusetts 02111	34,055,332(1)	10.5%
EIX Common Stock	BlackRock Inc. 40 East 52nd Street New York, NY 10022	19,923,705(2)	6.12%
EIX Common Stock	FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	17,485,101(3)	5.37%
SCE Common Stock	Edison International 2244 Walnut Grove Avenue Rosemead, California 91770	434,888,104(4)	100%

(1)

This information is based on a Schedule 13G filed with the SEC on February 13, 2012. Acting in various fiduciary capacities, State Street reports that it has shared voting and investment power over 34,055,332 shares. This includes 17,295,864 shares, or 5.3% of the class, held by State Street as the 401(k) Plan Trustee. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan shareholders, unless contrary to ERISA.

(2)	This information is based on a Schedule 13G filed with the SEC on February 13, 2012. BlackRock Inc. reports that it has sole voting and investment power over all shares.

(3)

This information is based on a Schedule 13G filed with the SEC on February 14, 2012. FMR LLC reports that it has sole voting power over 1,094,830 shares, or 0.34% of the class, and sole investment power over all shares.

(4)

EIX became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988, when it became the holding company of SCE. EIX continues to have sole voting and investment power over these shares.

Dated: March 16, 2012

For the Boards of Directors,

BARBARA E. MATHEWS
Vice President, Associate General Counsel, Chief Governance Officer and Corporate Secretary
Edison International Southern California Edison Company

DIRECTIONS TO THE EIX AND SCE ANNUAL MEETING

Thursday, April 26, 2012

9:00 a.m., Pacific Time

Hilton Los Angeles/San Gabriel Hotel

225 West Valley Blvd.

San Gabriel, California 91776

The Hilton Los Angeles/San Gabriel Hotel is located just north of Interstate 10, approximately ten miles east of Downtown Los Angeles. From Interstate 10, take the Del Mar Ave. exit north (towards San Gabriel) to Valley Blvd. Turn left at Valley Blvd. to 225 West Valley Blvd.

ES01PS2012

2012 ANNUAL MEETING OF SHAREHOLDERS Thursday, April 26, 2012 9:00 a.m. Pacific Time Hilton Los Angeles/San Gabriel Hotel 225 West Valley Blvd.

San Gabriel, California 91776

San Gabriel Hilton

Downtown

Los Angeles Valley Blvd. Ave.

Ave. Fwy 710 New MarDel

10 Fwy

SOUTHERN CALIFORNIA EDISON COMPANY proxy card

Annual Meeting — April 26, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THEODORE F.C RAVER, JR. and W. JAMES SCILACCI are hereby appointed proxies of the undersigned with full power of substitution to vote al shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Southern California Edison Company to be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd. , San Gabriel, California 91776,

on April 26, 2012, at 9:00 a.m. , Pacific Time, or at any adjournment or postponement of the meeting, with al the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side.

The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THISC ARD WILL BE VOTED “FOR” ITEMS 1, 2 AND3 . In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SID E OF THIS CARD.

See reverse for voting instructions.

Shareowner Services P.O.B ox 64945

St. Paul, MN 55164-0945 COMPANY #

Address Change? Mark box, sign, and indicate changes below: ■

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/sce

Use the Internet to vote your proxy until 9:00 p.m. (Pacific Time) on April 25, 2012.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 9:00 p. m. (Pacific Time) on April 25, 2012.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, please do NOT mail your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALLI TEMS BELOW, SIMPLYS IGN, DATE, AND RETURN THIS PROXY CARD.

Please fold here – Do not separate

The Board of Directors Recommends a Vote “FOR” Items 1, 2, and 3.

1. Election of directors:

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

01 Jagjeet S. Bindra ■?■?■?08 Luis G. Nogales ■?■?■

02 Vanessa C.L. Chang ■?■?■?09 Ronald L. Olson ■?■?■

03 France A. Córdova ■?■?■?10 Richard T. Schlosberg, III ■?■?■

04 Theodore F. Craver, Jr. ■?■?■?11 Thomas C. Sutton ■?■?■

05 Charles B. Curtis ■?■?■?12 Peter J. Taylor ■?■?■

06 Bradford M. Freeman ■?■?■?13 Brett White ■?■?■

07 Ronald L. Litzinger ■?■?■

2. Ratification of the Appointment of the Independent Registered Public ■?For ■?Against ■?Abstain Accounting Firm

3. Advisory Vote to Approve the Company’s Executive Compensation ■?For ■?Against ■?Abstain

WHEN PROPERLY EXECUTED, THIS PROXY CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1, 2 AND 3.

Date _____________________________________ I plan to attend the meeting. ■

Signature(s) in B ox

Please sign exactly as your name(s ) appears on this card . Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized office r signing this card .

COMPANY #

Shareowner Services

P.O. Box 64945 CONTROL # St. Paul, MN 55164-0945

SOUTHERN CALIFORNIA EDISON COMPANY

ANNUAL MEETING OF SHAREHOLDERS Thursday, April 26, 2012 9:00 a.m., Pacific Time Hilton Los Angele s/San Gabriel Hotel 225 West Val ey Blvd.

San Gabriel, California 91776

Directions to the Southern California Edison Company Annual Meeting are available in the proxy statement which can be viewed at www.edison.com/annualmeeting

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 26, 2012.

Notice is hereby given that the Annual Meeting of Shareholders of Southern California Edison Company will be held at the Hil ton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important in formation contained in the proxy materials before voting.

The Proxy Statement and the 2011 Annual Report are available at www.edison.com/annualm eeting.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before April 12, 2012 to facilitate timely deli very.

Matters in tended to be acted upon at the meeting are listed below.

The Board of Directors recommends that you vote “FOR” Items 1, 2 and 3:

1. Election of Directors:

01 Jagjeet S. Bindra 06 Bradford M. Freeman 10 Richard T. Schlosberg, I I

02 Vanessa C. L . Chang 07 Ronald L. Litzinger 11 Thomas C. Sutton

03 France A. Córdova 08 Luis G. Nogales 12 Peter J. Taylor

04 Theodore F. Craver, Jr. 09 Ronald L. Olson 13 Brett White

05 Charles B. Curtis

2. Ratificatio n of the Appointment of the In dependent Registered Public Accounting Firm

3. Advisory Vote to Approve the Company’s Executive Compensation

THIS IS NOT A FORM FOR VOTING

You may immediately vote your proxy on the Internet at:

www.eproxy.com/sce

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 9:00 p.m. Pacific Time on April 25, 2012.

• Please have this Notice available and follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

To request paper copies of the proxy materials, please contact us via:

Internet – Access the Internet and go to www.ematerials.com/sce. Follow the instructions to lo g in , and order copies.

Telephone – Call us free of charge at 866-697-9377 from the U.S. or Canada, using a touch-to ne phone, and follow the instructions to lo g in and order copies.

Email – Send us an email at ep@emate rials.com with “SCE Materials Request” in the subject line. The email must include:

• The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner on the front of this notice.

• Your preference to receive printed materials via mail -or- an email with links to th e electronic materials.

• If you choose email deli very, you must include the email address.

• If you would like this election to apply to deli very of material for al future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.

Important Information About This Notice

This Important Notice Regarding the Availability of Proxy Materials is provided to shareholders in place of printed materials for the upcoming Annual Meeting of Shareholders. You will not receive a printed copy of the proxy materials unless you request one by following the instructions above.

In 2007, the Securities and Exchange Commission adopted a rule permit ting companies to send shareholders a notice regarding the Internet availability of proxy materials rather than distribute printed proxy materials. Distributing these proxy materials via the Internet saves us the cost of printing, mailing and storing documents, and reduces the impact of the Annual Meeting on the environment.

This Notice contains specific in formation regarding the Annual Meeting, the proposals to be voted on at the Annual Meeting, and the Internet site where the proxy materials may be found. It is not a form for voting and should not be returned to the Company or Wells Fargo Shareowner Services. Please use the company and control numbers provided on the first page of this Notice to vote your share s at www.eproxy.com/sce.

The following email was sent on March 16, 2012 to Southern California Edison Company registered shareholders who previously requested email delivery of their proxy materials:

Subject: Southern California Edison 2012 Annual Meeting

Dear Southern California Edison Company Shareholder:

The 2012 Annual Meeting of Shareholders will be held at 9:00 a.m. on Thursday, April 26, 2012 at the Hilton Los Angeles/San Gabriel Hotel, San Gabriel, CA, 91776.

Our records indicate that you consented to receive your proxy materials over the Internet. This email provides the information you need to view the proxy materials online and vote your shares.

The Proxy Statement and 2011 Annual Report are available at www.edison.com/annualmeeting.

The Notice of Annual Meeting is included in the Proxy Statement.

You may use the Internet to vote your proxy 24 hours a day, 7 days a week, through 9:00 p.m. Pacific time on April 25, 2012. You will need the following important numbers to access the Internet voting site and vote your shares:

Your company number: 000

Your personal eleven-digit control number: 00000000000

Thank you for your attention to this important matter.

Barbara E. Mathews

Vice President, Associate General Counsel,

Chief Governance Officer and Corporate Secretary